UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OFFICE DEPOT, INC.

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OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

DATE	July 13, 2016

TIME	9:00 a.m. Eastern Daylight Time

LOCATION	Boca Raton Marriott at Boca Center 5150 Town Center Circle Boca Raton, FL 33486 (561) 392-4600

ITEMS OF BUSINESS

1. To elect ten (10) members of the Board of Directors named in, and for the term, described in this proxy statement;

2. To ratify our Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the current year;

3. To hold an advisory vote approving the company’s executive compensation; and

4. To transact any other business that may properly come before the meeting and any adjournment thereof.

RECORD DATE	You must have owned Office Depot voting securities of record as of the close of business on June 9, 2016, to attend and vote at our Annual Meeting of Shareholders and any adjournment thereof.
ANNUAL REPORT	Our 2015 Annual Report on Form 10-K is enclosed with these proxy materials.

By order of the Board of Directors,

Elisa D. Garcia C.

Executive Vice President, Chief Legal Officer &

Corporate Secretary

Boca Raton, Florida

June 13, 2016

Please note that for security reasons, we will require that you present a picture identification if you attend our Annual Meeting. We reserve the right to exclude any person whose name does not appear on our official shareholder list as of our Record Date of June 9, 2016. If you hold shares in “street name”, you must bring a letter from your broker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit. We also reserve the right to request any person to leave the Annual Meeting who is disruptive, refuses to follow the rules established for the meeting or for any other reason. Cameras, recording devices and other electronic devices, signs and placards will NOT be permitted at the meeting.

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PROXY STATEMENT

FOR THE

2016 ANNUAL MEETING OF SHAREHOLDERS

OF

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

The Board of Directors of Office Depot, Inc. (“Office Depot” or the “company” or “we” or “our”) is soliciting proxies to be voted at our 2016 Annual Meeting of Shareholders to be held on July 13, 2016 (the “Annual Meeting”), at 9:00 a.m. Eastern Daylight Time, at Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, FL 33486, and at any postponement or adjournment of the Annual Meeting. We are making this proxy statement available to our shareholders beginning on June 13, 2016. Our shareholders of record are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Purposes of the Meeting. Important matters outlined in the Notice of this Meeting will be considered at our Annual Meeting. We have provided these proxy materials to you in connection with the solicitation of proxies by our Board of Directors (“Board of Directors” or “Board”, or individually, each a “Director”). This proxy statement describes matters on which you, as a shareholder, are entitled to vote and provides you with information so that you can make an informed decision.

Voting Your Shares. You may vote your shares in one of the following ways: (1) in person at the Annual Meeting; (2) by voting electronically using a touch-tone telephone at 800-690-6903; or (3) by using the Internet to vote your shares at www.proxyvote.com. If your shares are held in “street name” with a broker or similar party, you have a right to direct that organization on how to vote the shares held in your account. You will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you choose to use the Internet or telephone to vote, you must do so by 11:59 p.m. Eastern Daylight Time on July 12, 2016, the day before our Annual Meeting takes place.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing and returning the proxy card as promptly as possible, or by voting by telephone or via the Internet, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

OUR BOARD OF DIRECTORS RECOMMENDS:

•	that you vote FOR its nominees for Directors of the company as described in Proposal 1;

•	that you vote FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal 2; and

•	that you vote FOR, on an advisory basis, the approval of the company’s executive compensation described in Proposal 3.

Shareholders Eligible to Vote at Our Annual Meeting; List of Shareholders Available. Owners of our voting securities as of the close of business on June 9, 2016 (the “Record Date”) will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a “holder of record” as of the Record Date. If your shares are registered directly in your name with our transfer agent, Computershare, you are a shareholder of record, and these proxy materials are being sent directly to you from the company. As the shareholder of record, you have the right to grant your voting proxy directly to the company or to vote in person at the Annual Meeting. If your shares are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the shareholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares; however, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the shareholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

A list of shareholders entitled to vote at the meeting will be available at our Annual Meeting and for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m. Eastern Daylight Time at our corporate headquarters in Boca Raton, Florida. As of June 9, 2016, there were 550,058,806 shares of common stock outstanding and owned by shareholders (i.e., excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting.

Proxies. Our Board of Directors has appointed certain persons (“proxy holders”) to vote proxy shares in accordance with the instructions of our shareholders. If you authorize the proxy holders to vote your shares with respect to any matter to be acted upon, the shares will be voted in accordance with your instructions. If you are a shareholder of record and you authorize the proxy holders to vote your shares but do NOT specify how your shares should be voted on one or more matters, the proxy holders will vote your shares on those matters as our Board of Directors recommends. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

If you are a beneficial owner of shares held in street name and do not provide your broker or nominee instructions on how to vote your shares a “broker non-vote” occurs. Under the rules of The NASDAQ Stock Market the organization that holds your shares (i.e. your broker or nominee) may generally vote on routine matters at its discretion but cannot vote on “non-routine” matters. If you are a beneficial owner of shares held in street name and the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the Inspector of Election that it does not have the authority to vote on such matters with respect to your shares. Proposal No. 2 (ratification of appointment of the independent registered public accountant) is a matter the company believes will be designated “routine.” A broker or nominee may generally vote on routine matters. Proposal No. 1 (election of Directors) and Proposal No. 3 (advisory approval of the company’s executive compensation) will be considered “non-routine.” A broker or other nominee cannot vote on non-routine matters without instruction. We strongly encourage you to provide voting instructions to your broker so that your vote will be counted on all matters.

Revocation of Proxies. You can change or revoke your proxy at any time prior to the voting at the Annual Meeting by the following methods:

•	if you voted by Internet or by telephone, by voting again via the Internet or by telephone;

•	by voting your shares by ballot in person at the Annual Meeting;

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions; or

•	mailing your request to our Corporate Secretary at our corporate headquarters, at 6600 North Military Trail, Boca Raton, FL 33496, so that it is received not later than 4:00 p.m. Eastern Daylight Time, on July 12, 2016.

Establishing a Quorum. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding voting securities must be present, either in person or by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present.

Effect of Abstentions and Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion as discussed above. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as broker “non-votes.” Abstentions and broker “non-votes” will not be counted as votes cast “for” or against any matter. Broker non-votes will not be counted as shares entitled to vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JULY 13, 2016.

Solicitation of Proxies. In addition to soliciting proxies by mail, we also may solicit proxies in person, by telephone or over the Internet. Our employees do not receive additional compensation for their solicitation services. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the “beneficial owner”) may solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Required Vote.

Election of Directors. In an uncontested election, each nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more Directors or shares held by a broker for which voting instructions have not been given will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present. In a contested election (an election in which the number of candidates exceeds the number of director positions to be filled), the number of Director nominees that equals the number of director positions to be filled receiving the greatest number of votes cast will be elected as Directors.

Ratification of Independent Registered Public Accounting Firm. Pursuant to the company’s Bylaws, for the approval of the appointment of the company’s independent public accountant, the vote required for approval shall be a majority of the votes cast on the matter. Accordingly, abstentions and broker non-votes will NOT be counted as votes “AGAINST” the proposal.

Advisory Vote Approving the Company’s Executive Compensation. We will consider this proposal to be approved, on an advisory basis, if a majority of the shares present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the meeting cast votes “FOR” the proposal. Accordingly, abstentions and broker non-votes will be counted as votes “AGAINST” the proposal.

Other Matters. Approval of any other proposal to be voted upon at the Annual Meeting requires a majority of the votes present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the Annual Meeting to be voted “FOR” the proposal. Accordingly, abstentions and broker non-votes will be counted as votes “AGAINST” the proposal.

Householding of Annual Disclosure Documents. Two or more shareholders sharing an address can request delivery of a single copy of our annual disclosure documents if they are receiving multiple copies by calling Broadridge at (800) 542-1061 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the same way, two or more shareholders sharing an address and receiving only a single copy of the annual disclosure documents can request to each receive a separate copy of the disclosure documents. If a broker or other nominee holds your shares, please contact Broadridge and inform them of your request by contacting Broadridge at the telephone number and address above. You may also contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm, and your account number.

MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS

PROPOSAL 1: TO ELECT TEN (10) MEMBERS OF THE OFFICE DEPOT, INC. BOARD OF

DIRECTORS FOR THE TERM DESCRIBED IN THE PROXY STATEMENT

Nominees for Directors of Office Depot

The Office Depot board of directors consists of ten (10) members and it has nominated the ten (10) persons listed as nominees below for election as directors at the 2016 annual meeting. The directors elected at the annual meeting will serve until the next annual meeting, until their successors have been elected and qualified, or until their resignation or removal. All nominees are presently directors of Office Depot.

The Office Depot board of directors has determined that nine (9) director nominees satisfy the definition of independent director (referred to in this proxy statement as the independent directors) under the listing standards of The NASDAQ Stock Market.

Pursuant to the requirement in Office Depot’s bylaws, should any of the nominees become unable to serve, Office Depot’s Continuing Office Depot Directors Committee and Continuing OfficeMax Directors Committee may propose a substitute nominee. If a substitute nominee is named, all proxies voting FOR the director nominee who is unable to serve will be voted for the substitute nominee so named. If a substitute nominee is not named, all proxies will be voted for the election of the remaining director nominees (or as directed on your proxy). Each person nominated for election has agreed to serve if elected and the Office Depot management has no reason to believe that any director nominee will be unable to serve.

Each director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” the director nominee.

THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE PROXY CARD.

BIOGRAPHICAL INFORMATION ON THE NOMINEES

ROLAND C. SMITH	AGE: 61

Roland C. Smith was appointed as our Chairman and Chief Executive Officer in November 2013. Prior to joining Office Depot, Mr. Smith served as the President and Chief Executive Officer of Delhaize America, LLC, the U.S. division of Delhaize Group, and Executive Vice President of Delhaize Group, an international food retailer, from October 2012 to September 2013. Mr. Smith was a Special Advisor to The Wendy’s Company, a restaurant owner, operator and franchisor, from September 2011 to December 2011, served as President and Chief Executive Officer from July 2011 to September 2011. Mr. Smith served as President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc. and Chief Executive Officer of Wendy’s International, Inc. from September 2008 to July 2011. Mr. Smith also served as Chief Executive Officer of Triarc Companies, Inc. from June 2007 to July 2011, and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner, operator and franchisor, from April 2006 to September 2008. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003. Mr. Smith has been a director of Carmike Cinemas, Inc.’s (“Carmike”) since 2002. Since June 2009, he serves as Chairman of the Board and Chairman of the Compensation and Nominating Committee and as a member of the Executive Committee of Carmike’s board.

Mr. Smith has extensive leadership experience, having served as President and Chief Executive Officer of both public and private companies and as a public company director, including experience as chairman of the board. Mr. Smith’s strong track record in increasing operating profit, managing complex integrations, directing corporate turnarounds and transforming companies for future success, led the Board to conclude that he should be nominated as a director.

WARREN F. BRYANT	AGE: 70

Warren Bryant joined our Board in November 2013 and has been the Lead Director since May 2016. Previously, Mr. Bryant was a director of OfficeMax Incorporated from 2004 to November 2013. From 2002 to 2008, Mr. Bryant served as a director and the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drug store chain on the West Coast and in Hawaii. From 2003 to 2008, he served as the Chairman of the Board of Longs Drug Stores. Mr. Bryant served as Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. From 1996 to 1999, he served as President and Chief Executive Officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co. From 2010 to 2013, Mr. Bryant served as a director of George Weston Limited, a Canadian public company. Mr. Bryant has also served as a director of The National Association of Chain Drug Stores from 2003 to 2008, and as Chairman of the Association during 2008. Mr. Bryant has also served as a director of Pathmark Stores, Inc., from 2004 to 2005. Since 2009, Mr. Bryant has served as a director of Dollar General Corporation. Since 2013, Mr. Bryant has also served as a director of Loblaw Companies Limited, a Canadian public company and Canada’s food and pharmacy leader and largest retailer.

Mr. Bryant has an exceptional depth of experience in retail leadership, along with substantial experience in marketing, merchandising, operations and strategy. This extensive, relevant knowledge of the retail industry and his experience as a board member (including as a chairman) for several other public company retailers, led the Board to conclude that he should again be nominated as a director.

RAKESH GANGWAL	AGE: 62

Rakesh Gangwal joined our Board in November 2013. Previously, Mr. Gangwal was a director of OfficeMax Incorporated from 1998 to November 2013. From June 2003 to August 2007, Mr. Gangwal was the Chairman,

President and Chief Executive Officer of Worldspan Technologies, Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, Mr. Gangwal was involved in various personal business endeavors, including private equity projects and consulting projects. He was the President and Chief Executive Officer of US Airways Group, Inc., the parent corporation for US Airways’ mainline jet and express divisions as well as several related companies, from 1998 until 2001. Mr. Gangwal was also the President and Chief Executive Officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until 2001. He was also the President and Chief Operating Officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. Mr. Gangwal has been a director of CarMax, Inc. since 2011 and served as a director of PetSmart, Inc. from 2005 to 2015. Mr. Gangwal is also the co-founder of InterGlobe Aviation Limited (fka IndiGo Airlines), India’s largest domestic airline and is currently serving as a director since 2015.

Mr. Gangwal has an exceptional depth of experience in commerce between businesses in the United States and internationally, with substantial experience in operations, technology, strategy, and finance. In addition to his experience as the President and Chief Executive Officer of a public company and his role as a board member for other large public companies, including two large, public retailers, led the Board to conclude that he should again be nominated as a director.

CYNTHIA T. JAMISON	AGE: 56

Cynthia T. Jamison has served as a Director on our Board since August 2013. Ms. Jamison was the Chief Financial Officer of AquaSpy, Inc. from 2009 to 2012. From 1999 to 2009, she was a partner with Tatum, LLC, an executive services firm focused exclusively on providing Chief Financial Officer support to public and private companies. Prior to joining Tatum, she served as Chief Financial Officer of Chart House Enterprises and previously held various financial positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP. Ms. Jamison’s experience also includes her service, since 2004 and until 2015, as a director of B&G Foods, Inc. Since 2002, Ms. Jamison has served as a member of the board of directors for Tractor Supply Company and currently serves as the Chairman of the board. Ms. Jamison also serves as a director of Darden, Inc. since 2014 and a director of Big Lots, Inc. since 2015.

Ms. Jamison has extensive experience in financial and accounting matters, including public company reporting, as well as strategy and capitalization expertise, having served as Chief Financial Officer on the board of directors of many public and private companies. Ms. Jamison also brings key senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience which led the Board to conclude that she should be nominated as a director.

V. JAMES MARINO	AGE: 65

V. James Marino joined our Board in November 2013. Previously, Mr. Marino was a director of OfficeMax Incorporated from 2011 to November 2013. From 2006 until his retirement in August 2011, Mr. Marino was President and Chief Executive Officer of Alberto-Culver Company, a personal care products company. Prior to holding that position, Mr. Marino served as President of Alberto-Culver Consumer Products Worldwide from 2004 to November 2006, and as President of Alberto Personal Care Worldwide, a division of Alberto-Culver Company, from 2002 to 2004. Mr. Marino has been a member of the board of directors of PVH Corp. since 2007. He was also a member of the board of directors of Alberto-Culver Company from 2006 to 2011.

Mr. Marino has substantial prior leadership experience in commerce between businesses, both in the United States and internationally. Mr. Marino also has extensive experience in strategy development and execution, marketing and brand equity building. His consumer packaged goods background provides a unique perspective on the retail sector. His experience as the President and Chief Executive Officer of a public company and his role as a board member for other consumer products public companies led the Board to conclude that he should be nominated as a Director.

MICHAEL J. MASSEY	AGE: 51

Michael J. Massey has served as a Director on our Board since August 2013. Mr. Massey has served as the President and Chief Executive Officer of PetSmart, Inc. since March 2015. He has also served on the Policyowners Examination Committee of Northwestern Mutual Life Insurance Company since August 2014. Previously, Mr. Massey served as Chief Executive Officer and President of Collective Brands, Inc., an international shoe manufacturer and retailer, from June 2011 to October 2012, as Senior Vice President of Law from March 2003 to June 2011 and as General Counsel and Secretary from March 2003 to October 2012. He previously served in various executive roles at Collective Brands in corporate development and legal from 1996 to 2003, and served as President of Payless ShoeSource’s international joint ventures, which included a total of over 200 stores. Prior to Collective Brands, Inc., he was counsel at The May Department Stores Company, a major American department store holding company, from 1990 to 1996. Since 2015, Mr. Massey also serves as a director for Retail Industry Leaders Association, Medical Management International, Inc. and PetSmart Charities.

As a former and current Chief Executive Officer of a retailer, Mr. Massey provides valuable retail experience and ability to provide meaningful insight to address issues affecting retailers. Additionally, Mr. Massey’s international experience and global insights on issues affecting our overseas business as well as his strong governance experience gained as general counsel led the Board to conclude that he should be nominated as a director.

FRANCESCA RUIZ DE LUZURIAGA	AGE: 62

Francesca Ruiz de Luzuriaga joined our Board in November 2013. Previously she was a director of OfficeMax Incorporated from 1998 to November 2013. From 1999 to 2000, Ms. Luzuriaga served as the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999, and as its Chief Financial Officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. From 2002 until 2005, she was also a director of Providian Financial Corporation. Since January 2012, she has been a director of SCAN Health Plan, a not-for-profit Medicare Advantage health plan. Since 2015, Ms. Luzuriaga also serves as a director of SuperValu, Inc., a retail grocery store chain.

Ms. Luzuriaga has substantial prior leadership experience in the operations and strategy side of businesses, both in the United States and internationally. This experience, together with her financial expertise, her experience in corporate finance, and her experience as a board member for other public companies, led the Board to conclude that she should be nominated as a director.

DAVID M. SZYMANSKI	AGE: 59

David M. Szymanski joined our Board in November 2013. Previously, he was a director of OfficeMax Incorporated from 2004 to November 2013. Dr. Szymanski became the Dean of the University of Cincinnati Lindner College of Business in 2010. Prior to that, Dr. Szymanski was a Professor of Marketing and holder of the JC Penney Chair of Retailing Studies at Texas A&M University, where he had served since 1987. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. From 2004 until 2010, Dr. Szymanski was a director of Zale Corporation, and from 2004 to 2006, Dr. Szymanski was a director of the National Retail Federation Foundation Board.

Dr. Szymanski has held significant leadership positions in major universities. His great depth of knowledge regarding all aspects of the retail industry arising from his academic focus and his experience as a board member for another public company, led the Board to conclude that he should be nominated as a director.

NIGEL TRAVIS	AGE: 66

Nigel Travis has served as a Director on our Board since March 2012. Mr. Travis has been Chairman of the board of Dunkin’ Brands Group Inc., a quick-service restaurant franchisor, since May 2013 and Chief Executive

Officer since January 2009. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer of Papa John’s International, Inc., an international take-out and delivery pizza restaurant chain. From 1994 to 2004, he had executive roles in Europe, International and Retail divisions of Blockbuster, Inc., culminating with the role of President and Chief Operating Officer from 2001 to 2004. Mr. Travis also held human resources and international roles for Burger King Holdings, Inc. from 1989 to 1994, prior to which he worked for Grand Metropolitan PLC since 1985. Mr. Travis’ previous board service includes Lorillard, Inc. from 2008 to 2012, Papa John’s International, Inc. from 2005 to 2008, Bombay Company from 2000 to 2007, and Limelight Group from 1996 to 2000.

Mr. Travis brings significant international, retail, human resources and operations experience to our Board, and as a public company Chief Executive Officer, he provides perspectives on leadership and strategy. In addition, Mr. Travis’ particular knowledge of and extensive experience in senior management of manufacturing and consumer product businesses led the Board to conclude that he should be nominated as a director.

JOSEPH VASSALLUZZO	AGE: 67

Joseph S. Vassalluzzo has served as a Director on our Board since August 2013. He currently serves as a director on public company boards, including, since 2002, the Federal Realty Investment Trust, where he is Chairman of the Board of Trustees and LifeTime Fitness, since 2006, where he is the Lead Director. Mr. Vassalluzzo previously served on the board of directors of iParty Corp. from 2004 to 2013 and on the board of directors of Commerce Bancorp from 2005 to 2008 where he chaired various committees of both. He also operates a retail consulting business. Previously, among other roles, Mr. Vassalluzzo was employed by Staples, Inc. from 1989 until 2005, most recently as Vice Chairman. Additionally, his duties at Staples included world-wide responsibility for all of Staples’ real estate activities, including, but not limited to, the development and management of all retail stores; distribution; office and warehouse centers; all engineering, construction and design activities; and facilities management.

Mr. Vassalluzzo’s broad based experience in business, including his extensive experience in retail businesses, the office supplies business, and his service on the boards of a number of retailers, provides the Board and management with retail and retail real estate expertise that is essential to our core business. In addition, Mr. Vassalluzzo’s executive and senior leadership positions at numerous retailers led the Board to conclude that he should be nominated as a director.

CORPORATE GOVERNANCE

Board of Directors

Office Depot’s business is overseen by its board of directors pursuant to Delaware law and Office Depot’s certificate of incorporation and bylaws. Members of the Office Depot board of directors are kept informed of Office Depot’s business through discussions with its Chairman and Chief Executive Officer (the “CEO”) and with key members of management, by reviewing materials provided to them and by participating in board and committee meetings. Members of the board of directors are elected annually by the stockholders.

The Office Depot board held twelve (12) meetings during 2015. Its independent directors met in four (4) executive sessions in 2015. In 2015, each of Office Depot’s current directors attended at least 75% of the meetings of the board and standing committees on which the member served during the period the member was on the board or committee. Pursuant to the terms of Office Depot’s corporate governance guidelines, it is the board’s policy that each director should attend the annual meeting. All incumbent directors attended the 2015 annual meeting of stockholders.

Corporate Governance Guidelines

Strong corporate governance practices and the independence of the Office Depot board of directors are a long standing priority at Office Depot. These practices provide a framework within which the Office Depot board of directors and management can pursue Office Depot’s strategic objectives and ensure long-term growth for the benefit of its stockholders. Office Depot’s corporate governance guidelines may be viewed at Office Depot’s corporate website, investor.officedepot.com, under the headings “Corporate Governance/Governance Documents.” In addition, a printed copy of Office Depot’s corporate governance guidelines will be provided to any stockholder upon written request to Office Depot’s corporate secretary. The Corporate Governance and Nominating Committee reviews the guidelines annually and any changes are recommended to the Office Depot board of directors for approval.

Board Leadership Structure

The Office Depot board of directors annually elects one of its own members as the chairman of the board of directors. Office Depot’s bylaws provide that the chairman of the board may also be the CEO. Office Depot believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that Office Depot should have the opportunity to determine the ideal structure for its board leadership, which leadership structure may change over time.

The Office Depot board of directors has chosen the current leadership structure of a combined role of CEO and chairman because it provides Office Depot with unified leadership and direction. As CEO, Mr. Roland C. Smith is involved in the day-to-day operations of Office Depot, which enables him to identify developing trends and formulate and lead strategic initiatives. Given Mr. Smith’s experience as a director of The Wendy’s Company and as Chairman of the board of directors for Carmike Cinemas, Inc., where he is also Chairman of the Compensation and Nominating Committee, as well as his prior experience as CEO and President of Delhaize America, LLC; President and CEO of The Wendy’s Company; President and CEO of Wendy’s/Arby’s Group, Inc.; and CEO of Wendy’s International, Inc., Mr. Smith has extensive leadership experience and is aware of the issues of critical business importance that require elevation to the Office Depot board of directors.

The Office Depot board of directors believes that Office Depot’s current governance structure, which provides for a combined CEO and chairman role and an independent Lead director who is charged with certain responsibilities indicated in Office Depot’s corporate governance guidelines, ensures both independent oversight of the board of directors and meaningful coordination between company management and the independent board members. Office Depot’s combined CEO and chairman role, together with the assistance of its independent lead director, effectively serves the best interests of Office Depot and its stockholders because it provides Office Depot with strong, balanced, and consistent leadership.

During fiscal year 2015, Mr. Nigel Travis served as Office Depot’s lead director until the role was rotated to Mr. Warren Bryant in May 2016, pursuant to the terms of the Company’s bylaws. The lead director has the following duties:

•	To preside over all meetings of the Office Depot board of directors at which the chairman of the board is not present;

•	To preside over all executive sessions of the independent directors;

•	To call meetings of the independent directors, as needed;

•	To meet regularly with the CEO;

•	To serve as a liaison between the CEO and the independent directors;

•	To develop the agendas for meetings of the independent directors;

•	To approve board of directors meeting agendas and schedules;

•	To review information sent to the board of directors; and

•	To meet with stockholders, as appropriate.

Director Independence

The Office Depot board of directors believes in the importance of experienced and independent directors. The board of directors evaluates the independence of each nominee for election as a director of Office Depot in accordance with the corporate governance guidelines, which incorporate the applicable listing standards of The NASDAQ Stock Market. The corporate governance guidelines require that a majority of the Office Depot board of directors must be “independent” within the meaning of The NASDAQ Stock market listing standards, and all directors who sit on Office Depot’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, must also be independent directors.

All members of Office Depot’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee have been determined by the Office Depot board of directors to be independent directors. The Office Depot board of directors has reviewed the various relationships between members of the Office Depot board of directors and Office Depot and has affirmatively determined that none of its directors has a material relationship with Office Depot that would impair independence from management, other than Mr. Smith, who serves as Office Depot’s chairman and CEO.

None of Office Depot’s directors serves as an executive officer of a charitable organization to which Office Depot made contributions during 2015.

Board of Directors’ Role in Risk Oversight

The Office Depot board of directors has an active role in overseeing management of Office Depot’s risks, directly and through its committees. The board oversees a formal enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for Office Depot. The involvement of the full Office Depot board of directors in setting Office Depot’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for Office Depot.

The full board of directors participates in an annual enterprise risk management assessment, which is led by Office Depot’s internal audit executive. In Office Depot’s continuing risk assessment process, risk is assessed quarterly by a steering committee, comprised of members of management representing Office Depot’s business units and corporate staff. This steering committee focuses on identifying and evaluating company-wide risks in four primary areas: financial risk, legal/compliance risk, operational/strategic risk and compensation risk. This company-wide risk portfolio is then to be presented to and evaluated by Office Depot’s executive officers. The findings are then presented to the board of directors. In addition to the presentation made to the full board, at least once a year the Audit Committee receives quarterly updates on certain risk areas the board has identified for focus, and the independent directors periodically discuss risk management during executive sessions without management present.

While the Office Depot board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from Office Depot’s internal auditors. As part of its annual executive compensation review in setting executive compensation, the Compensation Committee reviews Office Depot’s management of executive compensation and retention risks and strives to create incentives that encourage a level of risk-taking behavior consistent with Office Depot’s business strategy. The Audit and Compensation Committees annually have a joint meeting to review incentive compensation plans for a risk assessment. The Corporate Governance and Nominating Committee assists the Office Depot board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, CEO succession planning, and corporate governance.

How Nominees to Our Board of Directors are Selected

Pursuant to the corporate governance guidelines, Office Depot seeks to have a board of directors that represents diversity as to skills, experiences, age, race, gender and ethnicity and, while Office Depot does not have a formal diversity policy, the Corporate Governance and Nominating Committee seeks diverse board candidates. The Corporate Governance and Nominating Committee operates under a charter, which is available on Office Depot’s corporate website at investor.officedepot.com under the headings “Corporate Governance/Committee Charters.”

Office Depot’s bylaws provide that, subject to a failure of any such director to be elected by the Office Depot stockholders, for a specified post-merger period of four years after the closing of the Office Depot/OfficeMax merger, the Office Depot board of directors will be comprised of an equal number of continuing Office Depot directors and continuing OfficeMax directors. The Office Depot bylaws also establish a continuing Office Depot directors committee and a continuing OfficeMax directors committee, which shall each have the exclusive right, during this specified post-merger period, to (i) fill the vacancies on the board of directors created by the death, resignation, removal, disqualification or other cessation of service of a continuing Office Depot director or of a continuing OfficeMax director, respectively, and (ii) nominate, on behalf of the Office Depot board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a continuing Office Depot director or a continuing OfficeMax director, respectively. On February 12, 2016, and effective as of that date, the board of directors amended and restated the Office Depot bylaws to (i) reduce the number of directors that constitute the board of directors to ten (10) directors and (ii) provide that the committee comprised solely of directors that were directors of Office Depot before its merger with OfficeMax has the right to increase the number of directors constituting the board of directors to eleven (11) directors at any time during the four-year transition period following Office Depot’s merger with OfficeMax.

For further information concerning the continuing Office Depot directors committee and the continuing OfficeMax directors committee please see “Committees of the Office Depot Board of Directors” later in this proxy statement.

Candidates Recommended by Shareholders. Subject to the limitations set forth in Office Depot’s bylaws during the specified post-merger period, Office Depot’s Corporate Governance and Nominating Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the consideration of the Corporate Governance and Nominating Committee by submitting such recommendation directly to the Corporate Governance and Nominating Committee by mail, as described under the heading “— Communicating with the Office Depot Board of Directors” below. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph.

Qualifications for Nomination. Office Depot believes that a director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Office Depot’s stockholders. He or she must have an inquisitive and objective perspective, practical wisdom and mature judgment. Office Depot endeavors to have a board representing a range of experiences in business and in areas that are relevant to Office Depot’s business and operations. Office Depot believes that directors with experience in significant leadership positions over an extended period, especially CEO positions, provide Office Depot with special insights.

Office Depot continuously seeks to strengthen its business and to grow by identifying and developing new markets for its products and strategic expertise, both on a domestic and international level. As such, in identifying board nominees Office Depot seeks candidates for directors:

•	With experience as executives, directors or in other leadership positions in Office Depot’s industry or with other retailers;

•	With an understanding of finance and financial reporting processes;

•	Who qualify as Audit Committee financial experts (although Office Depot expects all of its directors to be financially knowledgeable);

•	With a strong corporate governance background; and

•	With a global business perspective.

In addition, a candidate for director should possess:

•	An exemplary reputation and record for honesty in his or her personal dealings and business or professional activity;

•	Qualities of independence in thought and action;

•	Strong collaboration skills, with the potential to influence management; and

•	The ability to dedicate significant time to service on the Office Depot board of directors while being committed first and foremost to the interests of all Office Depot’s stockholders.

Office Depot’s evaluation of director nominees also considers the diversity of skills, experiences, age, race, gender and ethnicity as factors when recommending directors. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to the Office Depot board of directors.

Methods of Finding Qualified Nominees. Office Depot’s Corporate Governance and Nominating Committee identifies nominees in a number of ways. One method is the recommendation of sitting members of the board of directors, who personally know and have an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, the non-profit sector or a profession, whether personally known to a member of the board of directors or not. Such persons are contacted from time to time to ask whether they would be willing to serve. If they are willing, then the Corporate Governance and Nominating Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Corporate Governance and Nominating Committee also from time to time has engaged search firms to assist Corporate Governance and Nominating Committee in identifying potential nominees to the Office Depot board of directors. These firms conduct searches on behalf of the

Corporate Governance and Nominating Committee and provide Corporate Governance and Nominating Committee with names of potential director candidates. Office Depot has paid these firms a fee for such services. As mentioned above, Office Depot’s Corporate Governance and Nominating Committee is also open to receiving recommendations from stockholders as to potential candidates it might consider.

Communicating with our Board of Directors

Office Depot’s stockholders and any other parties interested in communicating with the Office Depot board of directors may contact any member (or all members) of the Office Depot board of directors, or the independent directors as a group, any committee of the Office Depot board of directors or any chair of any such committee by mail. The Office Depot legal department reviews all communications sent to the board related to the duties and responsibilities of the board and its committees and regularly provides the communications to committee chairs, the lead director or the full board as needed. To communicate with Office Depot’s directors by mail, correspondence may be addressed to any individual director by name, to the independent directors as a group, to any committee of the Office Depot board of directors by name or to any committee chair either by name or by title. All such mailings are to be sent “c/o Corporate Secretary” to Office Depot’s corporate headquarters located at 6600 North Military Trail, Boca Raton, FL 33496.

In addition, any person who desires to communicate any matter specifically and confidentially to Office Depot’s Audit Committee may contact the Audit Committee by addressing a letter to the chair of the Audit Committee, c/o Corporate Secretary, at Office Depot’s corporate headquarters address. Mark on the outside of the envelope that the communication inside is “Confidential.” Such communications to Office Depot’s Audit Committee may be submitted anonymously to the “Audit Committee Chair,” in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Such mailing will be directed to the chair of Office Depot’s Audit Committee for his or her review and follow-up action as he or she deems appropriate.

Majority Voting Policy

Subject to Office Depot’s corporate governance guidelines and Article II, Section 9 of Office Depot’s bylaws, directors will be elected by majority vote. In an uncontested election, each director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST.” Pursuant to Office Depot’s bylaws, abstentions are not considered to be “votes cast,” and therefore an abstention will have no effect on the election of directors. In a contested election (an election in which the number of candidates exceeds the number of director positions to be filled), the number of director nominees that equals the number of director positions to be filled receiving the greatest number of votes cast will be elected as directors. All of Office Depot’s directors form a single class of directors and stand for election each year. Information about the nominees, their business experience and other relevant biographical information is set forth in the section entitled “Biographical Information on the Nominees” beginning on page 5.

Pursuant to Article II, Section 9 of Office Depot’s bylaws, in any uncontested election of directors, any director who is an “incumbent” director who does not receive a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” must immediately tender his or her resignation to the board of directors. After the director tenders his or her resignation, the board of directors must then decide within 90 days of the date the director submitted his or her resignation, through a process managed by the Corporate Governance and Nominating Committee (and excluding the director in question from all board of directors and committee deliberations), whether to accept the director’s resignation. Absent a compelling reason, as determined by the board of directors, for the director to remain on the board, the board of directors must accept the director’s resignation. If the board of directors determines that there is a compelling reason for the director to remain on the board and does not accept the director’s resignation, the board must publicly disclose its decision either in a current report on Form 8-K filed with the SEC or in a press release.

If the board of directors accepts an incumbent director’s resignation, that director will immediately cease to be a member of the board of directors. If the board of directors does not accept an incumbent director’s resignation, that director will continue to serve until the next annual meeting of stockholders, or until the earlier of his or her subsequent resignation or removal. If a director nominee who was not already serving as an incumbent director is not elected at the annual meeting, under Delaware law and Office Depot’s bylaws, that director nominee would not become a director and would not serve on the board of directors as a “holdover director.”

Related Person Transactions Policy

Office Depot’s related person transactions policy sets forth the procedures governing the review and approval or ratification of transactions between Office Depot, on the one hand, and (i) an executive officer; (ii) director; (iii) an immediate family member of an executive officer or director; (iv) any security holder who is known by Office Depot to own of record or beneficially more than five percent of any class of Office Depot’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in the categories described above are collectively referred to as “related persons.”

This related persons transactions policy applies to all related person transactions, and under the policy a “related person transaction” is any transaction:

•	In which Office Depot was or is to be a participant;

•	In which the amount exceeds $120,000; and

•	In which any related person has, or will have, a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interests of Office Depot. Unless different terms are specifically approved or ratified by the Corporate Governance and Nominating Committee, any approved or ratified transaction must be on terms that are no less favorable to Office Depot than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Corporate Governance and Nominating Committee for review and pre-approval or ratification. A copy of the related persons transactions policy is available for review on Office Depot’s corporate website at investor.officedepot.com under the headings “Corporate Governance/Governance Documents.”

On an annual basis, each director and executive officer of Office Depot is required to complete a questionnaire which requires disclosure of any related person transaction. The Corporate Governance and Nominating Committee reviews any transaction disclosed.

During 2015, all transactions that were potentially subject to the related persons transactions policy were reviewed and approved or ratified by the Corporate Governance and Nominating Committee.

Succession Planning

At least annually, the Office Depot board of directors formally discusses CEO and senior management succession with the CEO and also in executive session with only non-management directors present. The process includes an evaluation of the requirements for the CEO and each senior management position and the regular review of potential permanent and interim candidates for CEO and senior management positions.

Code of Business Conduct (Code of Ethical Behavior)

The Office Depot board of directors has adopted a code of ethical behavior for all Office Depot employees. This code also applies to Office Depot’s directors. A copy of the code of ethical behavior may be viewed at Office Depot’s corporate website, investor.officedepot.com under the headings “Corporate Governance/Governance

Documents.” In addition, a printed copy of Office Depot’s code of ethical behavior will be provided to any stockholder upon written request to Office Depot’s corporate secretary at the address for Office Depot’s corporate headquarters listed elsewhere in this proxy statement.

Office Depot has established the confidential Office Depot hotline to assist Office Depot’s employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, Office Depot’s policies or established procedures. The hotline enables Office Depot’s associates, vendors and the public to express their concerns about possible violations of law or Office Depot’s policies without fear of retribution or retaliation of any kind. It is Office Depot’s express policy that no retaliatory action be taken against any associate for using the hotline procedure. The hotline is operated by an independent third party, not by company personnel. The hotline can be accessed by either calling the following toll-free number or visiting the following website:

1-866-634-6854

www.odhotline.com

COMMITTEES OF OUR BOARD OF DIRECTORS

The Office Depot board of directors has established four (4) standing committees — (i) audit, (ii) compensation, (iii) corporate governance and nominating, and (iv) finance and integration. The table below shows the membership for each of the board of directors’ standing committees.

Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee	Finance and Integration Committee
Francesca Ruiz de Luzuriaga (Chair)	David M. Szymanski (Chair)	Nigel Travis (Chair)	Joseph Vassalluzzo (Chair)
Cynthia T. Jamison	V. James Marino	Rakesh Gangwal	Warren F. Bryant
David M. Szymanski	Michael J. Massey	Cynthia T. Jamison	Rakesh Gangwal
Joseph Vassalluzzo	Cynthia T. Jamison	V. James Marino	Michael J. Massey Francesca Ruiz de Luzuriaga Nigel Travis

Each of the four committees of the Office Depot board of directors has a written charter that is reviewed and approved annually by the Office Depot board of directors, is available for review on Office Depot’s corporate website, investor.officedepot.com under the headings “Corporate Governance/Governance Documents” and is available in hard copy upon written request to Office Depot’s corporate secretary.

In addition, for a specified post-merger period of four years after the closing of the Office Depot/OfficeMax merger, Office Depot’s bylaws provide for two (2) additional committees of the Office Depot board of directors, which include a Continuing Office Depot Directors Committee, comprised of continuing Office Depot directors, and a Continuing OfficeMax Directors Committee, comprised of continuing OfficeMax directors. The members of the Continuing Office Depot Directors Committee are Cynthia T. Jamison, Michael J. Massey, Nigel Travis and Joseph S. Vassalluzzo. The members of the Continuing OfficeMax Directors Committee are Warren F. Bryant, Rakesh Gangwal, V. James Marino, Francesca Ruiz de Luzuriaga and David M. Szymanski. The Continuing Office Depot Directors Committee and the Continuing OfficeMax Directors Committee are not governed by a charter, but the authority of their members, which includes the authority to nominate, on behalf of the Office Depot board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, and to fill each seat previously held by a continuing Office Depot director or a continuing OfficeMax director, respectively, is set forth in Office Depot’s bylaws. In addition, on February 12, 2016, and effective as of that date, the board of directors amended and restated the Office Depot bylaws to (i) reduce the number of directors that constitute the board of directors to ten (10) directors and (ii) provide that the committee comprised solely of directors that were directors of Office Depot before its merger with OfficeMax has the right to increase the number of directors constituting the board of directors to eleven (11) directors at any time during the four-year transition period following Office Depot’s merger with OfficeMax.

Audit Committee

During the 2015 fiscal year, Office Depot’s Audit Committee had four (4) members and met six (6) times.

Membership and Independence

Ms. Francesca Ruiz de Luzuriaga is the chair of Office Depot’s Audit Committee. Ms. Cynthia T. Jamison and Messrs. David M. Szymanski and Joseph S. Vassalluzzo are the other members of Office Depot’s Audit Committee.

The Office Depot board of directors has reviewed and made the determinations required by the listing standards of The NASDAQ Stock Market and regulations of the SEC regarding the independence and financial literacy of the members of Office Depot’s Audit Committee. All members of the Audit Committee have been determined by the board of directors to be independent directors and financially literate and no members of the Audit Committee have participated in the preparation of the financial statements of Office Depot or any of its subsidiaries during the past three years. In addition, the Office Depot board of directors has determined that the following members of Office Depot’s Audit Committee qualify as “Audit Committee financial experts” within the meaning of the applicable regulations of the SEC: Ms. Francesca Ruiz de Luzuriaga and Ms. Cynthia T. Jamison.

Primary Responsibilities

The Audit Committee is responsible for the performance of Office Depot’s internal audit function as well as ensuring Office Depot’s compliance with legal and regulatory requirements, assessing and mitigating financial risks to Office Depot and insuring the integrity of Office Depot’s financial reporting process. The Audit Committee’s responsibilities, discussed in detail in its charter, include, among other duties, the duty to:

•	Oversee the financial reporting process;

•	Meet with internal and external auditors regarding audit results;

•	Engage and ensure the independence of Office Depot’s independent registered public accounting firm;

•	Review the effectiveness of Office Depot’s internal controls; and

•	Oversee compliance with Office Depot’s code of ethical behavior.

Corporate Governance and Nominating Committee

During the 2015 fiscal year, Office Depot’s Corporate Governance and Nominating Committee had four (4) members and met four (4) times.

Membership and Independence

Mr. Nigel Travis is the chair of Office Depot’s Corporate Governance and Nominating Committee. Ms. Cynthia T. Jamison and Messrs. Rakesh Gangwal and V. James Marino are the other members of Office Depot’s Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee have been determined by the Office Depot board of directors to be independent directors.

Primary Responsibilities

Office Depot’s Corporate Governance and Nominating Committee is responsible for establishing and monitoring the effectiveness of the overall corporate governance philosophy and the director nomination process. The Corporate Governance and Nominating Committee’s responsibilities include, among other duties, the duty to:

•	Subject to the limitations set forth in Office Depot’s bylaws during the specified post-merger period after the Office Depot/OfficeMax merger, review and make recommendations to the board of directors concerning the size and composition of the Office Depot board of directors and its committees and the recruitment and selection of directors;

•	Plan for succession of CEO and provide recommendations to the Office Depot board of directors;

•	Subject to the limitations set forth in Office Depot’s bylaws during the post-merger period after Office Depot’s merger with OfficeMax, nominate director candidates for election at annual meetings; and

•	Review and make recommendations to the board of directors concerning Office Depot’s corporate governance policies and practices.

In addition, the Corporate Governance and Nominating Committee is also responsible for reviewing and approving any transactions between Office Depot and any related person. See the section entitled “Office Depot Corporate Governance — Related Person Transactions Policy” beginning on page 14 of this proxy statement.

Finance and Integration Committee

During the 2015 fiscal year, Office Depot’s Finance and Integration Committee had six (6) members and met four (4) times.

Membership and Independence

Mr. Joseph S. Vassalluzzo is the chair of the Finance and Integration Committee. Ms. Francesca Ruiz de Luzuriaga and Messrs. Warren F. Bryant, Rakesh Gangwal, Michael J. Massey and Nigel Travis are the other members of the Finance and Integration Committee.

Primary Responsibilities

Office Depot’s Finance and Integration Committee is responsible for overseeing the capital structure, financial policies and business and financial plans of Office Depot. The Finance and Integration Committee’s responsibilities, discussed in detail in its charter, include, among other duties, the duty to:

•	Review Office Depot’s financial policies and procedures;

•	Review annual capital budgets and major spending requests from management;

•	Monitor Office Depot’s financial standing and financial ratings;

•	Provide oversight and advice to management regarding Office Depot’s capital allocation, spending and structure; and

•	Oversee Office Depot’s post-merger integration with OfficeMax.

Compensation Committee

During the 2015 fiscal year, Office Depot’s Compensation Committee had four (4) members and met nine (9) times.

Membership and Independence

Mr. David M. Szymanski is the chair of the Compensation Committee. Ms. Cynthia T. Jamison and Messrs. V. James Marino and Michael J. Massey are the other members of the Compensation Committee. All members of the Compensation Committee have been determined by the board to be independent directors.

Primary Responsibilities

Office Depot’s Compensation Committee is responsible for establishing and monitoring the effectiveness of the overall compensation philosophy and policies of Office Depot. As set forth in its charter, the Compensation Committee’s responsibilities include, among other duties, the duty to:

•	review the performance and approve the compensation of each of Office Depot’s executive officers except for Office Depot’s CEO, whose performance and compensation will be reviewed and established by the independent members of the full board of directors taking into consideration the recommendations of the Compensation Committee;

•	evaluate the succession planning process of Office Depot’s executive officers, except for Office Depot’s CEO; and

•	provide oversight of all cash compensation, equity compensation, benefits and perquisites for Office Depot’s executive officers and directors.

During the course of the year, the Compensation Committee: reviews and approves any new employment arrangements for Office Depot’s executive officers, other than the CEO (for whom it makes recommendations to the board), including establishing the performance goals under Office Depot’s incentive plans; reviews, approves or recommends changes in the perquisites and benefits provided to Office Depot’s executive officers; reviews the composition of the peer group used for benchmarking purposes and Office Depot’s executive compensation programs and policies; reviews the Office Depot’s executive compensation disclosures; approves new executive compensation plans and material amendments to existing executive compensation plans; engages and directly monitors independent compensation consultant(s) to study and make recommendations regarding director or executive compensation matters; and reviews management’s assessment of the risks related to Office Depot’s incentive compensation practices and programs.

In connection with its review of performance of Office Depot’s executive officers, the Compensation Committee also reviews the financial results of Office Depot for the purposes of determining compensation program levels and if performance goals were attained. The Compensation Committee obtains the data regarding Office Depot’s financial results for the year from management and discusses the financial results with its compensation consultant and others as it may deem necessary, and then reports the results to the board of directors. The Compensation Committee reviews the individual performance ratings for the named executive officers (“NEOs”), other than the CEO.

The chair of the Compensation Committee works with Office Depot’s executive vice president, chief people officer, members of Office Depot’s human resources department and with Office Depot’s executive vice president and chief legal officer to set individual meeting agendas for the Compensation Committee that are consistent with an annual calendar of regular activities that has been approved by the Compensation Committee and reported to the board of directors. As needed, telephonic Compensation Committee meetings are held which are not part of the pre-established annual calendar.

Compensation Committee Charter

The Compensation Committee charter is reviewed annually to ensure that the Compensation Committee is fulfilling its duties in aligning Office Depot’s executive compensation program with stockholder value creation, ensuring that Office Depot attracts and retains talented executives and officers and is being responsive to the legitimate needs of Office Depot stockholders. The charter is posted on Office Depot’s corporate website, investor.officedepot.com.

Delegation of Authority; Subcommittees

The Compensation Committee has delegated authority to Office Depot’s internal compensation and benefits committee (which consists of the executive vice president, chief people officer, executive vice president and chief legal officer and vice president, global compensation and benefits), the power to administer and make certain non-material amendments to Office Depot’s qualified 401(k) plan and Office Depot’s health and welfare plans that are subject to the Employee Retirement Income Security Act of 1974 and Office Depot’s non-qualified deferred compensation plans. The Compensation Committee has also been delegated the power to administer and make grants under Office Depot’s long-term equity plans and to amend such plans, but only to the extent that such amendment does not affect the rights or obligations of any participant in the long-term equity plans.

Involvement of Compensation Consultants and Executive Management in Compensation Decisions

In 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), a human resources and compensation consulting firm, as its independent advisor with respect to executive compensation. F.W. Cook worked from time to time with members of the Compensation Committee, particularly in executive sessions of the Compensation Committee. At the request of the Compensation Committee, F.W. Cook worked with management to develop an understanding of Office Depot’s pay policies and practices and to facilitate the development of Office Depot’s executive compensation strategies and determination of appropriate compensation levels. In 2015, F.W. Cook provided the following services to the Compensation Committee: advice on setting annual compensation for executives based on company performance and peer group benchmarking; advice on the design of the annual awards under the short and long-term incentive plans; review of Office Depot’s executive compensation disclosure and discussion of best practices for such disclosure; development of compensation policies and practices, such as the negotiation of certain executive compensation arrangements; review of Office Depot’s peer group; review of Office Depot’s compensation philosophy; advice on compensation issues raised; and assistance to the Chair with preparation for meetings.

The Compensation Committee considered the independence of F.W. Cook under applicable SEC and NASDAQ rules, and concluded that there was no conflict of interest.

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from management and the Compensation Committee’s own individual experiences and judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. The CEO, the CFO, the executive vice president, chief people officer and the executive vice president and chief legal officer with the Compensation Committee to provide perspectives on reward strategies and how to align those strategies with the Office Depot’s business and management retention goals. They provided feedback and insights into the effectiveness of Office Depot’s compensation programs and practices. The Compensation Committee looked to the legal and human resources departments for advice in the design and implementation of compensation plans, programs, and practices. In addition, the CEO, the executive vice president and chief people officer, the executive vice president and chief legal officer, and certain other members of the human resources and legal departments often attended portions of Compensation Committee meetings to participate in the presentation of materials and to discuss management’s point of view regarding compensation issues. The Compensation Committee required management’s input to properly assess the internal impact of regulatory changes and potential program changes. Management was asked to provide advantages and disadvantages of decision items so that the Compensation Committee had a full range of information from both internal and external sources upon which to make its decisions. There is no predetermined weight given to management’s input in making compensation program decisions. During 2015, Office Depot’s management engaged Towers Watson & Co. (“Towers Watson”) as the Office Depot management’s own consultant to assist management in its executive compensation recommendations.

Executive Session

At each meeting, the Compensation Committee meets in executive session without members of management present for the purpose of discussing matters independently from management.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Office Depot specifically incorporates this Report by reference therein.

The Audit Committee of the board of directors of Office Depot currently is comprised of four independent directors. The responsibilities of the Audit Committee are set forth in its written charter, which has been adopted by the Office Depot board of directors. A copy of the Audit Committee’s charter may be obtained from Office Depot’s corporate website, investor.officedepot.com.

The duties of the Audit Committee include oversight of Office Depot’s financial reporting process through periodic meetings with Office Depot’s independent accountants, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”), the Audit Committee has certain other duties, which include the engagement of Office Depot’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), pre-approval of non-audit work in advance of Deloitte’s commencement of such work, and other obligations as imposed by SOX. Pursuant to applicable provisions of SOX, the Audit Committee has delegated to the Chair the authority to pre-approve engagements of Deloitte for services with expected fees up to $250,000 between meetings of Office Depot’s Audit Committee, and the Chair reports to the Audit Committee at each meeting on pre-approvals since the date of the last Audit Committee meeting. The Office Depot board of directors has determined that the following members of the Audit Committee are “Audit Committee financial experts” under the regulations of the SEC promulgated pursuant to authority granted to it under SOX: Ms. Luzuriaga and Ms. Jamison. These persons’ qualifications are detailed in their biographical information set forth earlier in this proxy statement. In addition, in accordance with listing standards of The NASDAQ Stock Market, the Office Depot board of directors has determined that each member of Office Depot’s Audit Committee is financially literate as required by such listing standards.

During fiscal year 2015, the Audit Committee met six (6) times, which included meetings to discuss quarterly or annual earnings press releases in advance of release by Office Depot and quarterly or annual financial statements for inclusion in Office Depot’s quarterly or annual filings with the SEC. The members of the Audit Committee were Ms. Ruiz de Luzuriaga, Ms. Jamison and Messrs. Szymanski and Vassalluzzo.

Office Depot’s management is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on Office Depot’s senior management team, including particularly its senior financial management team, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles. Furthermore, Office Depot relies upon its independent accountants to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board. As such, Office Depot’s senior financial management team and internal auditors were in attendance at each regularly scheduled Audit Committee meeting. In addition, at each regularly scheduled Audit Committee meeting, the Audit Committee conducted a private session with Office Depot’s Internal Audit executive as well as Deloitte, without the presence of other management. The Audit Committee also conducted private sessions at various meetings during 2015 with the Chief Executive Officer, Chief Financial Officer, Controller and Chief Legal Officer. The Audit Committee also received periodic reports from Office Depot’s Disclosure Committee which reviews Office Depot’s disclosures and ensures that effective controls and procedures are in place related to Office Depot’s disclosures. Finally, the Audit Committee met with the Compensation Committee to assess whether there were any inherent risks in the company’s 2015 compensation programs, as further detailed below in “Compensation Programs Risk Assessment.”

The Audit Committee has reviewed and discussed with senior management Office Depot’s audited financial statements for the fiscal year ended December 26, 2015, included in Office Depot’s 2015 Annual Report on Form 10-K (the “2015 Form 10-K”). It has also discussed with management and Deloitte the critical accounting policies applied by Office Depot in the preparation of its financial statements. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity, and are the responsibility of management, and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging the Audit Committee’s oversight responsibility as to the audit process, the Audit Committee has reviewed and discussed with management and Deloitte Office Depot’s audited consolidated financial statements and Office Depot’s internal control over financial reporting. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16, Communications with Audit Committees, including the auditors’ judgment about the quality of Office Depot’s accounting principles as applied in its financial reporting.

The Audit Committee has obtained the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, with respect to any relationship between Deloitte and Office Depot that in its professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with the Audit Committee, and has confirmed in its letter to the Audit Committee that, in its professional judgment, it is independent of Office Depot within the meaning of the United States securities laws.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Office Depot board of directors that the audited financial statements be included in Office Depot’s 2015 Form 10-K for filing with the SEC. The Audit Committee also has retained Deloitte as Office Depot’s independent accounting firm for 2016, and the Audit Committee and the board of directors have recommended that stockholders ratify Deloitte’s appointment.

The Audit Committee:

Francesca Ruiz de Luzuriaga (Chair)

Cynthia T. Jamison

David Szymanski

Joseph Vassalluzzo

PROPOSAL 2: TO RATIFY THE APPOINTMENT BY OFFICE DEPOT INC.’S AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OFFICE DEPOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR

Office Depot’s Independent Registered Public Accounting Firm

As indicated in the section entitled “Audit Committee Report” beginning on page 21, and in accordance with the provisions of SOX, the Audit Committee of the Office Depot board of directors appointed Deloitte as Office Depot’s independent registered public accounting firm to audit its consolidated financial statements and Office Depot’s internal control over financial reporting for the fiscal year ended December 26, 2015. Deloitte has audited Office Depot’s consolidated financial statements each year since 1990. Representatives of Deloitte will be present at Office Depot’s annual meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from stockholders. Office Depot’s Audit Committee also has appointed Deloitte as its independent registered public accounting firm for 2016.

Although Office Depot’s Audit Committee already has appointed Deloitte as its independent registered public accounting firm for 2016 and the vote of Office Depot’s stockholders is not required for this action under Delaware law or SOX, as a matter of good corporate governance, Office Depot is submitting this item for stockholder approval. In the event that Office Depot does not receive the required vote, the Audit Committee will consider such vote when appointing Office Depot’s independent registered public accounting firm for 2017.

Audit & Other Fees

The fees for Office Depot’s independent registered public accounting firm for professional services rendered in connection with (i) the audit of Office Depot’s annual financial statements as set forth in its Annual Report on Form 10-K for the fiscal years ended December 27, 2014 and December 26, 2015, (ii) the review of Office Depot’s quarterly financial statements as set forth in its Quarterly Reports on Form 10-Q for each of its fiscal quarters during 2014 and 2015, and (iii) the audit of Office Depot’s internal controls over financial reporting with the objective of obtaining reasonable assurance about whether effective internal controls over financial reporting was maintained in all material respects, as well as fees paid to Office Depot’s independent registered public accounting firm for audit-related work, tax compliance, tax planning and other consulting services are set forth below. The Audit Committee approved 100% of the fees related to the services discussed below.

Audit & Other Fees Paid to Deloitte & Touche LLP	Fiscal 2014	Fiscal 2015
Audit Fees	$8,395,565	$8,035,321
Audit Related Fees (as defined under the Sarbanes-Oxley Act of 2002)	22,142	365,957
Tax Fees	471,753	587,860
All Other Fees	2,615	4,076

Total Fees	$8,892,075	$8,993,214

Audit Fees — Consists of fees for professional services rendered in connection with: (i) the audits of Office Depot’s consolidated financial statements and the effectiveness of Office Depot’s internal controls over financial reporting for the fiscal years ended December 27, 2014 and December 26, 2015; (ii) the reviews of the consolidated financial statements included in each of Office Depot’s Quarterly Reports on Form 10-Q during those fiscal years; (iii) consultations on accounting matters; (iv) statutory audit filings; and (v) SEC registration statements.

Audit Related Fees — Consists of fees in 2015 primarily for the review of Staples Form S-4 registration statement and due diligence associated with the Company’s potential acquisition by Staples and, in 2014, for review of an SEC comment letter.

Tax Fees — Consists of fees for tax compliance and advisory services.

All Other Fees — Consists primarily of fees for training.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by Office Depot’s independent registered public accounting firm must be separately approved in advance by the Audit Committee. The policy also provides that the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for non-audit services provided that the pre-approval of each service permitted by the Chair is limited to a pre-established threshold and reported to the full Audit Committee at its next meeting. All audit and non-audit services provided in the fiscal years 2014 and 2015 have been pre- approved by the Audit Committee in accordance with these policies and procedures.

A majority of the votes cast on the matter is required to ratify the appointment of Deloitte & Touche LLP as Office Depot’s independent registered public accounting firm.

THE AUDIT COMMITTEE OF THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS

THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE APPOINTMENT OF DELOITTE &

TOUCHE LLP AS OFFICE DEPOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

YOUR AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 ON YOUR PROXY CARD.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This compensation discussion and analysis (the “CD&A”) describes our executive compensation programs and explains how the Compensation Committee made its compensation decisions for our named executive officers (also referred to in this CD&A as NEOs) for fiscal year 2015. The NEOs for 2015 are:

•	Chairman and Chief Executive Officer, Roland C. Smith;

•	President, North America, Mark Cosby;

•	President, International, Steven Schmidt;

•	Executive Vice President and Chief Financial Officer, Stephen Hare; and

•	Executive Vice President, Chief Legal Officer and Corporate Secretary, Elisa Garcia.

Overview of 2015 Compensation

On February 4, 2015, Staples and the company announced that the companies have entered into a definitive merger agreement, under which Staples will acquire all of our outstanding shares and we will become a wholly owned subsidiary of Staples. In view of the pending Staples merger and the overwhelming “say-on-pay” support received from our shareholders on the 2014 compensation of our NEOs, the Committee determined that our executive compensation programs for fiscal year 2015 would remain consistent with those used in fiscal year 2014. This program was intended to ensure a strong tie between compensation realized by management and the attainment of key operating results that were critical to both the pending Staples merger and the realization of synergies and enhanced efficiencies associated with our 2013 merger with OfficeMax.

In fiscal 2015, we continued to see positive results from our November 2013 merger with OfficeMax and our executives continued to achieve key business objectives that position the Company for future success. Below is a summary of our significant achievements in 2015:

•	Realized approximately $300 million in 2015 in incremental synergy benefits from the 2013 OfficeMax merger;

•	Exceeded our operating income target for 2015 with reported operating income of $115 million compared to an operating loss of $275 million in 2014; and

•	Remained on target to expect total annual run-rate OfficeMax merger synergy benefits of more than $750 million from the OfficeMax integration and approximately $80 million in benefits related to the European business restructuring plan by the end of 2017.

COMPENSATION PHILOSOPHY
Accountability for Business Performance	Tie compensation in large part to the company’s financial and operating performance, so that executives are held accountable through their compensation for the performance of the business for which they are responsible and for achieving the company’s Annual Operating Plan.

Accountability for Long-Term Performance Competition

Include meaningful incentives to create long-term stockholder value while not incentivizing excessive risk taking.

Reflect the competitive marketplace so the company can attract, retain, and motivate talented executives throughout the volatility of business cycles.

What are the elements of our NEO compensation packages?

The various elements of compensation paid by the company are intended to reflect our compensation philosophy and (1) provide an appropriate level of financial certainty through fixed compensation, (2) ensure that at least 50% of equity compensation is performance-based, and (3) create a balance of short-term and long-term incentives.

COMPENSATION ELEMENT	PURPOSE
Base Salary	• Provide financial predictability and stability through fixed compensation that is less than a majority of total compensation at target;
• Provide a salary that is market competitive;
• Promote the retention of executives; and
• Provide fixed compensation that reflects the scope, scale and complexity of the executive’s role.

Short-Term Incentives (Annual Cash Bonus Plan)	• Align management and stockholder interests;
• Incentivize achievement of our Annual Operating Plan;
• Provide market competitive cash compensation when targeted performance objectives are met;
• Provide appropriate incentives to exceed targeted results; and
• Pay meaningful incremental cash awards when results exceed target and pay below market cash awards when results are below target.

Long-Term Incentives (Long-Term Incentive Program, or LTIP)	• Balance the short-term nature of other compensation elements with long-term retention of executive talent;
• Align management and long-term stockholder interests;
• Incentivize achievement of our Annual Operating Plan;
• Focus our executives on the achievement of long-term strategies and results; and
• Support the growth and profitability of each of our revenue-generating business divisions.

Employment, Change in Control and Severance Arrangements	• Enable us to attract and retain talented executives;
• Protect company interests through appropriate post-employment restrictive covenants, including non-competition and non-solicitation;
• When applicable, and if appropriate, ensure management is able to analyze any potential change in control transaction objectively; and
• When applicable, and if appropriate, provide for continuity of management in the event of a change in control.

Other Benefits	• Executives generally participate in the same benefits programs as our other employees.
• Special benefits and perquisites are limited and used only to attract and retain executive talent as competitively appropriate and necessary.

What were the significant actions related to executive compensation in 2015?

During 2015, the following Compensation Committee actions were of particular significance:

•	Due to the company’s proposed merger with Staples, the Committee generally kept executive compensation in 2015 consistent with executive compensation in 2014 with a few adjustments described herein.

Base Salary — The Committee determined not to make adjustments to NEO base salaries for fiscal year 2015, and, accordingly, fiscal year 2015 base salaries for the NEOs remained at the same level as for fiscal year 2014.

Performance Metric — In order to continue to align executive compensation with the interests of the company’s stockholders as we work to complete our proposed merger with Staples and continue to identify and capture synergies during our integration process with OfficeMax, the Compensation Committee decided to maintain adjusted operating income as the performance metric for fiscal year 2015. Selecting adjusted operating income as the primary performance metric focuses management on the key short-term drivers of sustainable value creation, including revenue generation, cost reduction and synergy realization, each of which is critical in driving earnings improvement. Further, the Compensation Committee set the maximum and target adjusted operating income goal for 2015 at approximately 165% and 143% above adjusted operating income for 2014, respectively. These 2015 performance metric goals were intended to be difficult but achievable given our success in capturing synergies from the OfficeMax merger balanced against the challenges to our business given the pendency of the proposed merger with Staples.

Long-Term Incentive Program — In addition, the Compensation Committee adjusted the LTIP performance period from three years to one in order to create greater focus on delivering the Annual Operating Plan in the year in which our merger with Staples is pending and expected to close. This change would hold management accountable for critical operating results during the year in which the merger was pending.

•	The company entered into a retention agreement with Mr. Schmidt in order to delay Mr. Schmidt’s planned retirement and retain his service to the company while the merger with Staples is pending. Pursuant to the terms of the retention agreement, Mr. Schmidt would be entitled to a lump sum cash payment of $1 million upon the earlier to occur of the closing date of the Staples merger, the date of termination of the Staples merger, Mr. Schmidt’s termination by the company without cause or March 15, 2016, provided that Mr. Schmidt remains actively employed by the company.

•	The company and our stockholders approved a new 2015 Long-Term Incentive Plan (the “2015 Plan”), which replaced our 2007 Long-Term Incentive Plan (the “2007 Plan”) and the OfficeMax 2003 Incentive and Performance Plan (the “2003 Plan”) for future grants to certain employees, directors, and other persons who perform services for the company and its subsidiaries on or after June 19, 2015. The 2015 Plan provides for the grant of performance shares, performance units, restricted stock, restricted stock units, non-qualified stock options, incentive stock options, stock appreciation rights and other awards to eligible participants. Subject to adjustment as described in the 2015 Plan, the aggregate number of shares of company common stock that are available for issuance pursuant to awards granted under the 2015 Plan is forty-seven million (47,000,000).

•

The company and our stockholders approved a Corporate Annual Bonus Plan (the “2015 Corporate Annual Bonus Plan”), under which officers and other key employees of the company and its affiliates are eligible to receive annual incentive awards based on the achievement of performance goals on or after June 19, 2015. Awards made to executive officers of the Company must be granted and the achievement of performance goals must be certified by the Compensation Committee. The 2015 Corporate Annual Bonus Plan provides for two types of awards: (i) those intended to comply with the Internal Revenue Code Section 162(m) performance-based compensation exception, and (ii) those not intended to comply with such exception. The company will pay compensation earned under the 2015 Corporate Annual Bonus Plan in cash or in shares of the company’s common stock pursuant to the 2015 Plan or in a combination thereof.

What were the results of our advisory vote to approve executive compensation?

At the 2015 annual meeting of stockholders, our stockholders were given the opportunity to cast an advisory vote “for” or “against” the compensation of our NEOs in fiscal 2014. On the advisory “say-on-pay” vote, our stockholders overwhelmingly approved the compensation of our NEOs with approximately 98.1% of the votes cast voted for the company’s executive compensation. The Compensation Committee considers this approval level as a validation of our compensation philosophy and program. As a result of this stockholder support and taking into consideration the pendency of the merger with Staples, we retained our general approach to executive compensation for fiscal year 2016.

How does the company’s pay practices compare to best practices?

Our 2015 executive compensation program was based on a compensation philosophy adopted by our Compensation Committee and reflected the advice of the Committee’s independent compensation consultant, F.W. Cook. The Compensation Committee considered the independence of F.W. Cook under applicable SEC and The NASDAQ Stock Market rules, and concluded that there was no conflict of interest. The Compensation Committee is guided by the following key principles in determining the compensation structure for our executives:

WHAT WE DO	WHAT WE DON’T DO

✓     Independent compensation consultant — Our Compensation Committee receives advice from an independent compensation consultant, which reports directly to the Compensation Committee and provides no other direct services to the company.

X     No tax gross ups — Other than for taxes for the receipt of relocation benefits, which are generally available to all of our relocated employees and amounts for costs related to reasonable personal expenses associated with attending company sponsored events, none of our NEOs receive gross-ups for taxes on personal benefits.

✓     Stock ownership guidelines — To further align the long-term interests of our executives and our stockholders, our board of directors has established robust stock ownership guidelines applicable to our directors, CEO and other NEOs.

X No special retirement programs for executive officers — Our executive officers do not participate in any retirement program not generally available to its employees.

✓     Thorough competitive benchmarking — We generally provide target compensation opportunities to our executives in a manner that reflects a competitive marketplace and allows us to attract, retain and motivate talented executives throughout the volatility of business cycles. We endeavor to design the executive compensation packages so that the total target direct compensation falls at or near the median of similarly-situated executives in our peer group (as defined below).

X No pledging of our stock — Our directors and executive officers are prohibited from pledging the company’s stock.

✓     Accountability for long-term performance — We establish meaningful incentives in our executives’ compensation that create long-term stockholder value while not incentivizing excessive risk-taking. In addition, we grant equity to our executives that vest over multiple years to encourage retention and incentivize the executives to create shareholder value.

X     No hedging — Our directors, executive officers and all other employees are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of company stock ownership.

WHAT WE DO	WHAT WE DON’T DO
✓ Pay for performance — We tie compensation to our financial and operating performance so that executives are held accountable through their compensation for achieving our annual operating plan.

X     No unapproved trading plans — Our directors and executive officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without the pre-approval of our chief legal officer and/or her designees. Further, directors and executive officers must seek the approval of our chief legal officer and/or her designees prior to trading.

✓     Annual stockholder “say-on-pay” vote — Because we value our stockholders’ input on our executive compensation programs, our Board has chosen to provide stockholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of the NEOs as described in our proxy statement.

X No dividends on unvested performance shares — We do not pay dividends or dividend equivalents on unearned and unvested performance shares.

✓     Limit perquisites to NEOs — Our NEOs are provided with limited types of perquisites and other personal benefits that the Compensation Committee feels are reasonable and consistent with our overall compensation philosophy.

X     No excessive risk creation — We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on the Company. Our independent compensation consultant also reviews and assesses the risk in our compensation programs.

✓     Recoupment of incentive compensation — If we restate our reported financial results for any period beginning after January 1, 2010, our clawback policy allows our Board to seek to recover or cancel any bonus and other awards made to our executive officers that were based on having met or exceeded performance targets that would not have been met under our restated financial results.

X     No repricing — We expressly prohibit the repricing of stock options and stock appreciation rights without shareholder approval. We do not allow cash buyouts for underwater stock options or stock appreciation rights.

How does the company’s compensation program support pay-for-performance?

The Compensation Committee annually reviews the total mix of compensation for the company’s NEOs, which includes a significant portion of variable performance-based incentives that are linked to the attainment of critical performance targets and changes in stockholder value. The Compensation Committee believes that each of these elements provides a meaningful reward opportunity to the NEOs, focuses the company’s leadership team on the key drivers of success for the near- and long-term, and therefore supports the company’s short-term and long-term strategic objectives and links realized pay directly to performance.

With respect to our CEO’s compensation, 60% of Mr. Smith’s compensation is “at risk” based on operating performance and/or changes in stock price while targeted compensation for our other NEOs in 2015 was 78% “at risk”.

Effective November 12, 2013, Mr. Smith was appointed Chairman and CEO of Office Depot and in determining Mr. Smith’s compensation, the Committee recognized his important role in building the management team of the combined company and leading Office Depot through the post-Office Depot/OfficeMax merger integration process. However, Mr. Smith was not eligible to participate in the 2015 LTIP and therefore his 2015 compensation does not include any amounts with respect to said incentive program.

What was the total direct compensation for our NEOs during fiscal 2015?

Base Salaries

Due to the company’s proposed merger with Staples, the Committee determined not to make adjustments to NEO base salaries for fiscal year 2015. Accordingly, fiscal year 2015 base salaries for the NEOs remained at the same level as fiscal year 2014.

For the base salaries of our NEOs as of December 26, 2015, please refer to the Summary Compensation Table.

2015 Annual Cash Bonus Plan

The Compensation Committee in fiscal 2015 reviewed the Annual Operating Plan approved by our Board and the key performance measures for our business. The Compensation Committee determined to continue to structure the 2015 Annual Cash Bonus Plan with the same performance metrics used in fiscal year 2014 for all of our NEOs using free cash flow as a threshold funding metric and adjusted operating income as the performance metric. Free cash flow is calculated by subtracting capital expenditures from net cash provided by (used in) operating activities.

In determining the performance targets for fiscal 2015, the Compensation Committee took into consideration the impact of the pending merger with Staples, specifically the possible lost revenue as a result of the pending transaction, and chose the maximum performance targets that reflected stretch goals and aligned with our Annual Operating Plan. Accordingly, if Office Depot’s free cash flow was lower than negative $200 million, no bonus would have been paid under the Annual Cash Bonus Plan regardless of how Office Depot performed on other metrics. This threshold free cash flow funding metric was also intended to incentivize management to focus on reducing expenses and capturing synergies from the Office Depot/OfficeMax merger. In addition, greater cash flow leads to liquidity growth and creditor and vendor confidence. Due to Office Depot successfully capturing and exceeding expectations surrounding its Office Depot/OfficeMax merger integration synergies, Office Depot attained the free cash flow target.

Actual payouts under the 2015 Annual Cash Bonus Plan were based on the realized level of adjusted operating income and the Compensation Committee’s ability to exercise its “negative discretion” to decrease payouts if such bonuses were not appropriately earned or should not be paid. The Compensation Committee retained adjusted operating income as the primary performance metric because it focused management on the key short-term drivers of sustainable value creation, including revenue generation, cost reduction and synergy realization, each of which is critical in driving earnings improvement. The Compensation Committee believed that the adjusted operating income metric directly impacts stockholder value and is easy to communicate to our various constituencies. For fiscal year 2015, the Compensation Committee set the target adjusted operating income goal at $415 million, which was approximately 143% of our adjusted operating income for 2014 of $289 million. The maximum adjusted operating income target of $477 million was intended to be a stretch goal that was approximately 165% of adjusted operating income for 2014 and was intended to be very difficult to achieve, especially given the pendency of the proposed merger with Staples.

The 2015 bonus metric was designed to allow for payouts to be determined within the range of threshold and maximum, so long as the minimum free cash flow performance threshold was achieved. The 2015 Annual Cash Bonus Plan payout was capped at 150% of target payout as the Compensation Committee believed this cap was market competitive.

When considering whether the company has reached the target performance metric for a payout under the 2015 Annual Cash Bonus Plan, the Compensation Committee, when designing the 2015 Annual Cash Bonus Plan, determined the categories of significant, unplanned and extraordinary items that may be excluded from ordinary income because they distort the company’s operating performance. This practice ensures that our executives will not be unduly influenced in their day-to-day decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable events or strategic initiatives that may positively or negatively affect the performance metric in the short-term. For 2015, the categories of excludable items included: merger related expenses (OfficeMax and Staples), impacts of unplanned acquisitions and divestitures, international restructuring and country portfolio changes classified as discontinued operations, impairment charges related to goodwill, other intangible assets, long-lived assets (non-cash), and unplanned costs and benefits related to real estate strategy, including, but not limited to lease terminations or facility closure obligations. In 2015, adjusted operating income excluded special charges and credits which were comprised of expenses related to the Office Depot/OfficeMax merger and the pending acquisition by Staples, restructuring charges, and non-cash store impairment charges.

For purposes of determining the level of achievement for each of the bonus metrics under the 2015 Annual Cash Bonus Plan for all of the NEOs, the Compensation Committee reviewed our 2015 audited financial statements approved by the Audit Committee. For fiscal year 2015, the company achieved the free cash flow funding metric with free cash flow of negative $37 million and with adjusted operating income of $456 million. The Compensation Committee authorized bonuses under the 2015 Corporate Annual Bonus Plan to be paid at 130% of target to all of the NEOs except for Mr. Schmidt who received a payout at 100% of target. The Compensation Committee used negative discretion to decrease Mr. Schmidt’s bonus to reflect the relative performance in 2015 of the business segment that Mr. Schmidt had primary responsibility for compared to the performance of the rest of the business.

2015 Bonus Metric	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (150% Payout)	2015 Performance
Adjusted Operating Income	$353 million	$415 million	$477 million	$456 million

The threshold, target and maximum payout for each NEO are disclosed in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards table below. The actual dollar amounts earned by our NEOs in 2015, pursuant to the 2015 Corporate Annual Bonus Plan, are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

2015 Long-Term Incentive Program

The purpose of the company’s long-term incentive program is to further align the long-term interests of management with those of our stockholders and help retain our executive talent. These objectives must be balanced such that successful, high-achieving employees remain motivated and committed even in periods of temporary market downturns or volatility in performance as well as the period where we have strategic transactions that create uncertainty. In support of these objectives and consistent with the approach used in 2014, the 2015 LTIP award continued to include both performance and time-vesting components to promote long-term retention and achievement of key operating objectives, as set forth below:

(1)	50% of the award consists of performance stock units, which contain a one-year performance period and a service condition, with cliff vesting after three years; and

(2)	50% of the award consists of restricted stock units, which contain only a service condition, with vesting in three equal annual installments.

For fiscal 2015, free cash flow remained as the funding metric and adjusted operating income remained as the performance metric in the performance stock units. This two-tiered, or “plan within a plan,” approach is intended to ensure compliance with the Code section 162(m) and to provide that awards are not paid to management unless a minimum level of free cash flow is attained irrespective of operating income results. Assuming the free cash flow goal is attained, the awards would fund at 150% of the target opportunity for each NEO, and the Committee would exercise its discretion, based on performance against the adjusted operating income goal, to reduce the maximum award to the amount actually paid.

Consistent with our approach in fiscal 2014, the Committee used identical performance metrics in both the 2015 Long-Term Incentive Plan and the 2015 Annual Cash Bonus Plan. This approach reflected the Compensation Committee’s belief that a heavy focus on adjusted operating income would most closely align the interests of our executive officers with our stockholders by creating a strong focus on short-term revenue maximization, operating margins, cost savings and OfficeMax merger-related synergies, all of which were deemed by the Compensation Committee to be especially important during the long lag between announcement of the pending merger with Staples and expected closing.

Given the uncertainty created by the proposed merger with Staples, the Compensation Committee changed the performance period for the 2015 program to cover a one- rather than a three-year period. This change was intended to hold management accountable for delivery of the Annual Operating Plan, including continued realization of synergies from the OfficeMax transaction, during the period of uncertainty and recognize challenges associated with setting multi-year goals given the unknown impact of the pending transaction on 2015 results.

For fiscal 2015, the Compensation Committee approved a threshold target of negative $200 million free cash flow and the target adjusted operating income target was set at $415 million. The operating income metric was to be adjusted, both positively and negatively, for items to include, but not limited to, merger related expenses (OfficeMax and Staples), impacts of unplanned acquisitions and divestitures, international restructuring and country portfolio changes classified as discontinued operations, impairment charges related to goodwill, other intangible assets, long-lived assets (non-cash), and unplanned costs and benefits related to real estate strategy, including, but not limited to lease terminations or facility closure obligations.

The performance metric for the performance stock units was based on the achievement of an adjusted operating income target for fiscal year 2015. The payouts under this metric are designed to be calculated upon achievement of a result exceeding such target (subject to a maximum payout of 150% above target), or upon an achievement below such target, but above a threshold. The target payouts for the performance shares were set at levels consistent with 2014 target payouts for the NEOs which took into consideration the median of the peer group. Mr. Smith did not receive a long-term incentive award in 2015 because the grant of long-term equity that he received in 2013 was intended to cover long-term incentives for him for 2013 through 2015. If actual adjusted operating income over the one-year performance period is less than threshold or if the free cash flow goal is not attained, the performance stock units will be forfeited. In addition, the Compensation Committee selected a three-year service period for the performance stock units to provide sufficient alignment between management and long-term stockholder interests and ensure multi-year retention of the employees participating in the 2015 LTIP. In 2015, the company achieved the free cash flow funding metric with free cash flow of negative $37 million and increased adjusted operating income by almost 60% to $456 million from $289 million in 2014. Accordingly, the Compensation Committee authorized the performance stock units to be granted at 130% of target to all NEOs.

2015 Long-Term Incentive Metric	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (150% Payout)	2015 Performance
Adjusted Operating Income	$353 million	$415 million	$477 million	$456 million

Why does the company continue to use the same performance measures in both its Annual and Long-Term Incentives Plans?

The Compensation Committee continues to believe that adjusted operating income remains the key driver of stockholder value for our company because it focuses on sustainable value creation, including revenue generation, cost reduction and synergy realization, each of which is critical in driving earnings improvement. In addition, the Compensation Committee believes that the management team continues to perform better when it is focused on one reinforced, well understood metric that balances revenue, cost and profit objectives. The use of adjusted operating income allows management to appropriately focus on driving down costs and achieving forecasted synergies, but also grow the top line. Furthermore, we have various controls in place to mitigate potential risk-taking as a result of the use of a single performance metric. These controls include a clawback policy, negative discretion used by the Compensation Committee to ensure that annual bonus and performance stock unit payouts are appropriate, robust executive stock ownership guidelines to ensure that NEOs are long-time stockholders of the company, and use of a three-year vesting schedule in the 2015 LTIP program.

Executive Compensation Process and Governance

What was the process used to determine executive compensation in 2015?

Due to the company’s proposed merger with Staples, the Compensation Committee generally kept executive compensation in 2015 consistent with executive compensation in 2014 with a few adjustments described herein. The Compensation Committee engaged F.W. Cook as its independent compensation consultant to assist the Compensation Committee with its annual review of executive compensation matters, including:

•	Overall compensation philosophy;

•	Design of our short-term and long-term incentive programs;

•	Executive compensation disclosure and discussion of best practices for such disclosure; and

•	Benchmarking of certain policies and practices, including the director and executive stock ownership guidelines.

Members of management, including our CEO, Mr. Smith, provided input to the Compensation Committee regarding executive compensation for the NEOs (other than himself). Management provided input for Committee consideration regarding the performance metrics for our 2015 Annual Cash Bonus Plan and 2015 LTIP.

How is peer group data used by the Compensation Committee?

The Compensation Committee believes benchmarking is a useful method to gauge both the compensation level and compensation mix for executives within competitive job markets that are relevant to our company. The Compensation Committee generally reviews data gathered from the proxy statements of our peer group (as defined below) for benchmarking purposes in its review and analysis of base salaries, bonuses, long-term incentives, and benefits/perquisites to establish our executive compensation program.

The peer group was developed based on the following criteria:

•	Companies with revenues within one-half to two and one-half times our revenue;

•	Specialty retail companies with our same Global Industry Classical Standard code;

•	Companies with a mix of business-to-business and business-to-customer business models;

•	Companies with global operations;

•	Companies with a significant distribution function; and

•	Companies with whom we compete for executive talent.

Companies selected for the peer group were required to have a number of the characteristics described above, but not necessarily all of them.

Peer group data is generally reviewed annually to determine if modifications to the peer group or the criteria used to determine the peer group are necessary. Due to the company’s proposed merger with Staples, the Committee determined that executive compensation generally would remain consistent with the program offered in fiscal 2014, which took into consideration the median of companies within the following peer group:

Aramark Corporation	Family Dollar Stores, Inc.	Rite Aid Corporation
Arrow Electronics, Inc.	GameStop Corp.	Staples, Inc.
AutoNation, Inc.	Genuine Parts Company	Tech Data Corporation
Avnet, Inc.	J.C. Penney Company, Inc.	The Gap, Inc.
Bed Bath & Beyond Inc.	Kohl’s Corporation	The TJX Companies, Inc.
Best Buy Co., Inc.	L Brands Inc.	W.W. Grainger, Inc.
Dollar General Corporation	Macy’s, Inc.

In addition to the benchmarking results, the Compensation Committee generally considers the following in making executive compensation decisions:

•	Our financial performance and the financial performance of the peer group when setting executive compensation;

•	Individual performance, tenure and responsibilities in the executive’s current position;

•	Target total direct compensation structures (i.e., sum of salary, annual bonus, and cash and equity awards);

•	Variable compensation program design; and/or

•	Benefit and perquisite offerings.

When making compensation decisions, the Compensation Committee considers each element of compensation individually (i.e. base salary, short-term incentives and long-term incentives), but also considers the target total direct compensation and mix of compensation paid to the NEOs. The Compensation Committee also considers strategic business decisions when developing and approving the compensation program. Due to the company’s proposed merger with Staples, the Committee determined that executive compensation would remain consistent with the program offered in fiscal 2014 subject to certain changes described herein.

Does the Compensation Committee take tax and accounting consequences into account when designing executive compensation?

Section 162(m) generally does not allow a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the other NEOs, excluding the CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance- based” as defined in Section 162(m). The Compensation Committee strives to structure NEO compensation to be exempt from the deductibility limits set in Section 162(m) whenever possible. However, the Compensation Committee believes that tax deductibility is but one factor to consider in developing an appropriate compensation package for executives. As a result, the Compensation Committee reserves and will exercise its discretion in this area to design a compensation program that serves the long-term interests of the company, but which may not qualify for tax deductibility as a result of Section 162(m).

In fiscal year 2015, a portion of the compensation paid to our NEOs was not deductible for tax purposes pursuant to Section 162(m).

In addition to Section 162(m), the Compensation Committee considers other tax and accounting provisions in developing the pay programs for the NEOs, including:

•	The special rules applicable to fair value based methods of accounting for stock compensation; and

•	The overall income tax rules applicable to various forms of compensation.

While the Compensation Committee generally tries to compensate the NEOs in a manner that produces favorable tax and accounting treatment, the main objective is to develop fair and equitable compensation arrangements that appropriately incentivize, reward, and retain the NEOs and aligns the company’s performance goals with stockholder returns.

Share usage requirements and resulting potential stockholder dilution from equity compensation awards is also considered by the Compensation Committee in determining the size of long-term incentive grants.

Do we have change of control agreements with our NEOs?

The Compensation Committee believes that change in control (“CIC”) agreements effectively incentivize executives to remain engaged and strive to create stockholder value in the event the company becomes an acquisition target or is targeting another company for acquisition, despite the risk of job loss or the loss of equity vesting opportunity. In addition, these arrangements are necessary to attract and retain qualified executives who may have other job alternatives that may appear to them to be less risky absent these arrangements, and these arrangements are particularly important to the company given the high levels of competition for executive talent in the retail sector.

The company has a CIC Plan pursuant to which we will provide certain severance pay and other benefits to several key executives, including the NEOs (other than the CEO), who are viewed by us as critical to the continued leadership of the company in the event of a change in control. The use of a planned approach provides many benefits when compared to entering into individual change in control agreements with each NEO. In most instances, this method ensures consistent terms and provisions and allows us flexibility to amend or change our practices in response to market trends and best practices. The CIC Plan includes features considered to be best practices, including a double trigger for change in control benefits.

For a detailed description of the company’s change in control plan and agreements with our NEOs, please see the section entitled “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” beginning on page 47.

What types of perquisites are NEOs eligible to receive?

The company provides the NEOs with a set of core benefits that are generally available to the company’s other full-time employees (e.g., coverage for medical, dental, vision care, prescription drugs, annual physical, basic life insurance, long-term disability coverage), plus voluntary benefits that an NEO may select (e.g., supplemental life insurance).

In addition, the company has a matching contribution to the 401(k) plan for all participants, including the NEOs, which is equal to 50% of employee deferrals on the first 6% of eligible earnings (up to plan limits). The Compensation Committee believes it is important to offer a benefit of this nature to further motivate and retain employees.

Consistent with the peer group and the current trend in executive compensation, the company limits the perquisites provided to its NEOs. Other than the car allowances and financial planning services provided to its NEOs, perquisites are reserved for the attraction and retention of executive talent and to allow NEOs to efficiently handle the responsibilities of their position. The company’s Aircraft Personal Use Policy states that the use of company-leased aircraft will be limited to the Chief Executive Officer and other executives as extenuating circumstance may require. The Committee reviews executive aircraft use quarterly and has established upper limits on personal usage. In 2015, the Compensation Committee approved the extension of temporary housing relocation benefits and the reimbursement of commuting expenses for Mr. Cosby, which would have ended in May 2015. Due to the proposed merger with Staples and the uncertainty resulting from the pending acquisition, Mr. Cosby had not yet relocated to the company’s headquarters in Boca Raton, Florida. Please see the “Summary Compensation Table” and the footnotes to such table for further information concerning any such perquisites paid to NEOs.

Do the Compensation Committee and Audit Committee review incentive plans to ensure that they do not encourage excessive risk-taking?

The Compensation Committee and Audit Committee jointly meet annually to review a report prepared by our Internal Audit Department upon such Department’s review of the design of each of the incentive plans for the company’s regions, certain classifications of employees and business lines, and other relevant plans. Such report assesses whether or not any inappropriate actions had been taken under such plans, or whether such plans had any features to incentivize risk-taking. In addition, our independent compensation consultant also reviews and assesses the risk in our compensation programs. The Committees jointly reported to the Board that they do not believe that any aspects of the 2015 compensation program encouraged the NEOs to take unnecessary and excessive risks.

Additionally, the financial goals set forth in the corporate annual cash bonus plan and the long-term incentive program are based upon performance targets that the Compensation Committee believes are attainable without the need to take inappropriate risks or make material changes to the company’s business or strategy. Furthermore, the 2015 LTIP awards vest over a three-year period to encourage a longer-term perspective. Finally, the equity component of the company’s compensation program, coupled with our stock ownership guidelines, align executive and long-term stockholder interests because value is linked to changes in our stock price.

Does the Board have a clawback policy for bonuses and awards paid to NEOs in the event we restate our financial results?

In February 2010, the Board adopted a policy for recoupment of incentive compensation (the “clawback policy”). The clawback policy provides that if we restate our reported financial results for any period beginning after January 1, 2010, the Board will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of stockholders, the Board will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Are there any restrictions on the ability of our NEOs to engage in transactions involving our stock?

In February 2011, the Board adopted an anti-hedging policy which prohibits hedging transactions with respect to company securities by our directors, executive officers and all other employees.

Furthermore, in October 2014, the Board adopted an anti-pledging policy which prohibits its directors and executive officers from using company stock as collateral for any borrowing.

Are the NEOs subject to any minimum requirements regarding ownership of our stock?

The Compensation Committee believes that the NEOs should maintain a meaningful equity interest in the company through the ownership of stock. As such, the following stock ownership guidelines are in place for our NEOs:

Position	Stock Ownership Requirement
CEO	6x annual base salary
All other NEOs	3x annual base salary

Our stock ownership guidelines are robust and continue to reflect current corporate governance trends. We require that all NEOs satisfy the ownership requirement by holding company stock equal to a multiple of base salary rather than as a fixed number of shares. This requires NEOs to hold more shares in the event that our stock price decreases. Our CEO and NEOs are only permitted to sell stock before meeting the ownership requirements if they retain 50% of the net shares (after shares are disposed of to pay for taxes and acquisition), which is in line with peer group practice. The type of equity considered for purposes of determining compliance with the stock ownership guidelines is equity that is earned or vested, which is defined as the following:

•	Shares held outright (including restricted stock for which the restrictions have lapsed and shares purchased on the open market);

•	Vested RSUs that have been deferred for tax purposes; and

•	Shares held in 401(k) accounts.

The current guidelines are deemed competitive according to the market data provided by F.W. Cook. The Compensation Committee annually reviews each NEO’s progress toward meeting the ownership guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2015 fiscal year, the Compensation Committee was comprised of the following directors: Dr. David M. Szymanski (Chair), Ms. Cynthia T. Jamison and Messrs. V. James Marino and Michael J. Massey. During the 2015 fiscal year, all members of the Committee were independent directors, and no member was an employee or former employee of the company. In addition, none of the company’s executive officers served on the board of directors or Compensation Committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this annual report on Form 10-K, as amended, for the fiscal year ended December 26, 2015.

The Compensation Committee:

David M. Szymanski (Chair)

Cynthia T. Jamison

V. James Marino

Michael J. Massey

COMPENSATION PROGRAMS RISK ASSESSMENT

In 2016, the Compensation Committee, in a joint meeting with the Audit Committee, assessed the company’s 2015 compensation programs and practices and concluded that such programs and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Our independent compensation consultant also reviews and assesses the risk in our compensation programs.

The company conducted a risk assessment that included a detailed qualitative and quantitative analysis of its compensation programs to which employees at all levels of the organization may participate, including the NEOs. The Compensation Committee also considers how the design of the company’s compensation programs compares to compensation programs maintained by the company’s peer companies. Based on the company’s risk assessment, and the reviews done by the independent compensation consultant and the Compensation and Audit Committees, the Compensation Committee believes that the company’s 2015 compensation programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of the company.

The company has programs and features that are designed to ensure that its employees, including the NEOs, are not encouraged to take unnecessary risks in managing the company’s business, including:

•	Oversight of compensation programs (or components of programs) by the Compensation Committee;

•	Discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final incentive award payouts;

•	Oversight of compensation programs (or components of programs) by a broad-based group of functions within the company, including the Human Resources, Legal and Internal Audit departments;

•	A variety of programs that provide focus on both short-and long-term goals and that provide a balanced mixture of cash and equity compensation;

•	Incentives focused primarily on the use of financial metrics based on the annual operating plan which is approved by the Board;

•	Service-based vesting conditions with respect to equity-based awards; and

•	An incentive pay recoupment policy which provides for recoupment of incentive compensation in the event of a financial restatement.

The company periodically monitors its incentive plans throughout the year to ensure that such plans do not encourage undue risk taking and appropriately balance risk and reward consistent with the company’s enterprise risk management efforts.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the Company’s Chief Executive Officer (Mr. Roland C. Smith), Chief Financial Officer (Mr. Stephen Hare) and the three other most highly compensated officers in 2015 (Mr. Mark Cosby, Mr. Steven Schmidt and Ms. Elisa D. Garcia), determined in accordance with the applicable SEC disclosure rules. The table provides information for 2013 and 2014 if the executive officer was included in the Company’s Summary Compensation Table for those years.

Summary Compensation Table for Fiscal Years 2013 - 2015

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Named Officers and Principal Positions	Year	(1) Salary ($)	Bonus ($)	(2) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Roland C. Smith	2015	$1,400,000	$—	$—	$—	$2,730,000	$—	$167,279	$4,297,279
Chief Executive	2014	$1,400,000	$—	$—	$—	$3,150,000	$—	$544,280	$5,094,280
Officer	2013	$177,692	$2,350,000	$12,500,000	$4,473,000	$—	$—	$148,581	$19,649,273

Stephen Hare	2015	$750,000	$—	$2,000,000	$—	$828,750	$—	$35,659	$3,614,409
Chief Financial	2014	$750,000	$—	$—	$—	$956,250	$—	$202,211	$1,908,461
Officer	2013	$57,692	$500,000	$2,028,000	$1,525,000	$—	$—	$21,200	$4,131,892

Mark Cosby	2015	$850,000	$—	$2,500,000	$—	$1,105,000	$—	$251,412	$4,706,412
President, North America	2014	$375,962	$500,000	$3,500,000	$—	$563,943	$—	$68,525	$5,008,430

Steven Schmidt	2015	$675,000	$—	$2,000,000	$—	$573,750	$—	$39,127	$3,287,877
President, International	2013	$675,000	$—	$3,327,750	$—	$654,375	$—	$92,898	$4,750,023

Elisa D. Garcia	2015	$575,000	$—	$1,000,000	$—	$560,625	$—	$34,840	$2,170,465
Executive Vice	2014	$575,000	$—	$900,000	$—	$723,542	$—	$50,800	$2,249,342
President, Chief Legal Officer	2013	$500,000	$500,000	$1,744,200	$—	$391,667	$—	$35,700	$3,171,567

(1)	Column (c) is used to record salary amounts that include cash compensation earned by each NEO during fiscal years 2015, 2014 and 2013 as well as any amounts earned in those years but contributed into an NEO’s 401(k) Plan at the election of the NEO. Messrs. Smith and Hare received prorated salaries in 2013 and Mr. Cosby received a prorated salary in 2014 due to their commencement date of their respective employment with the Company.
(2)	The dollar amounts in columns (e) and (f) reflect the aggregate grant date fair value of equity awards granted within the fiscal year under the 2007 Plan and the 2003 Plan as applicable, in accordance with FASB ASC Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual value that will be recognized as income by each of the NEOs when received. Assumptions used in the calculation of these award amounts are included in Notes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 26, 2015. For 2015, the aggregate grant date fair value of equity awards reported in column (e) reflects the grant date fair value of performance-based stock units plus the grant date fair value of time-vested restricted stock units granted to the NEOs. The grant date fair value of the performance-based stock units at the maximum level of achievement is $1,500,000 for Messrs. Hare and Schmidt, $1,875,000 for Mr. Cosby and $750,000 for Ms. Garcia. Mr. Smith did not receive an equity award in 2015 because the grant of equity made to him in 2013 was intended to cover long-term incentives for 2013, 2014 and 2015.
(3)	The amounts in column (g) for 2015 reflect cash awards earned under the 2015 Annual Cash Bonus Plan, which is previously discussed in more detail under the section entitled “Compensation Philosophy — 2015 Annual Cash Bonus Plan.” The amount reported for 2015 was based on fiscal year 2015 performance and was paid to all of the NEOs in March of 2016.
(4)	The dollar amounts in column (i) summarize the amounts included in the “Other Compensation Table for Fiscal Year 2015” that follows, which reflects the types and dollar amounts of perquisites and other personal benefits provided to the NEOs during the fiscal year 2015. For purposes of computing the dollar amounts of the items listed in the Other Compensation Table, except as otherwise noted, the actual incremental costs to the Company of providing the perquisites and other personal benefits to the NEOs was used. Each perquisite and other personal benefit included in the Other Compensation Table that follows is described in more detail in the narratives immediately following the table.

OTHER COMPENSATION TABLE FOR FISCAL YEAR 2015

Other Compensation Table for Fiscal Year 2015

Summary Compensation Table, Column (i) Components

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Named Officers	(1) Car Allowance	(2) 401k Match	(3) Personal Aircraft Usage	(4) Financial Planning	(5) Other	Total
Roland C. Smith	$25,000	$7,950	$121,329	$13,000	$—	$167,279
Stephen Hare	$15,600	$7,950	$—	$12,109	$—	$35,659
Mark Cosby	$15,600	$7,950	$6,444	$10,969	$210,449	$251,412
Steven Schmidt	$15,600	$7,950	$—	$13,000	$2,577	$39,127
Elisa D. Garcia	$15,600	$7,950	$—	$11,290	$—	$34,840

(1)	Column (b) reflects the car allowance of each NEO during fiscal year 2015 as part of the Executive Car Allowance Program.
(2)	Column (c) reflects the cost of matching contributions under Office Depot’s 401(k) Plan of up to 3% of eligible compensation for the 2015 fiscal year up to the IRS annual compensation limits.
(3)	The amount in column (d) reflects the fiscal year 2015 incremental cost of personal use of company-leased aircraft. The amount includes the actual cost of fuel and additives, per hour accruals of maintenance service plans, trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, certain other smaller variable costs for each personal trip leg plus an allocation of maintenance costs based on the per mile cost to maintain the aircraft multiplied by the number of personal miles flown. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft and hangar lease costs, depreciation, and flight crew salaries) are not included.
(4)	Column (e) reflects amounts earned by the NEOs in fiscal year 2015 for payments made to third parties on behalf of the NEOs for financial planning services incurred during the fiscal year. Amounts incurred are taxable to the NEOs.
(5)	Column (f) reflects amounts earned by Mr. Cosby in fiscal year 2015 for payments made to him and to third parties on his behalf for non-qualified (taxable) and qualified (non-taxable) expenses associated with the company’s Executive Relocation Program. These amounts include $83,236 in tax gross-ups related to the relocation payments for Mr. Cosby. In addition, for Mr. Schmidt, the amount includes the cost of airline tickets for his spouse to travel with him on business trips.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015

Grants of Plan-Based Awards in Fiscal Year 2015

(a)	(b)	(c-e)			(f-h)			(i)	(j)	(k)	(l)
Named Officers	Grant Date	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards			(2) Estimated Future Payouts Under Equity Incentive Plan Awards			(3) All Other Stock Awards: Number of Shares / Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(4) Grant Date Fair Value
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roland C. Smith	12/28/2014	$1,050,000	$2,100,000	$3,150,000

Stephen Hare	12/28/2014	$318,750	$637,500	$956,250
	3/4/2015				52,910	105,820	158,730				$1,000,000
	3/4/2015							105,820			$1,000,000

Mark Cosby	12/28/2014	$425,000	$850,000	$1,275,000
	3/4/2015				66,138	132,275	198,413				$1,250,000
	3/4/2015							132,275			$1,250,000

Steven Schmidt	12/28/2014	$286,875	$573,750	$860,625
	3/4/2015				52,910	105,820	158,730				$1,000,000
	3/4/2015							105,820			$1,000,000

Elisa D. Garcia	12/28/2014	$215,625	$431,250	$646,875
	3/4/2015				26,455	52,910	79,365				$500,000
	3/4/2015							52,910			$500,000

(1)	Column (c) reflects the minimum payments each NEO could expect to receive if Office Depot reached at least its threshold performance goal set by the Compensation Committee in fiscal year 2015 under the 2015 Annual Cash Bonus Plan. Threshold was set at 50% of target for all NEOs. The financial performance goal was targeted to pay out at 100% upon achievement with a maximum payout of 150% of target to be paid if target was exceeded. Column (d) reflects the target payments each NEO could expect to receive if Office Depot reached its target performance goals in 2015 under the 2015 Annual Cash Bonus Plan. Each NEO’s target annual bonus is expressed as a percentage of such officer’s bonus eligible earnings. For 2015, the target bonus percentage was 150% of bonus eligible earnings for Mr. Smith, 100% for Mr. Cosby, 85% for Messrs. Hare and Schmidt and 75% for Ms. Garcia. Column (e) reflects the maximum payout each NEO could expect to receive if target was exceeded. Performance below threshold would result in no bonus being paid. The bonus payouts were interpolated at a single rate between threshold and target and between target and maximum. See the section entitled 2015 Annual Cash Bonus Plan beginning on page 30 for additional details on the 2015 Annual Cash Bonus Plan.
(2)	Columns (f) through (h) reflect the threshold, target and maximum payouts for performance stock units granted pursuant to the Office Depot 2007 Plan for Mr. Schmidt and Ms. Garcia and 2003 Plan for Messrs. Hare and Cosby. NEOs will be eligible to earn all or a portion or an amount in excess of their target share award based on Office Depot’s financial performance target for the 2015 fiscal year relative to the threshold, target, and maximum levels established by the Compensation Committee. In addition to Office Depot satisfying at least the threshold performance condition, NEOs must also satisfy the service condition to become vested in their eligible award by remaining continuously employed by Office Depot from the date of grant until the vesting date on the third anniversary of the grant date. Further description of the NEO’s 2015 long-term incentive award is discussed in the section entitled 2015 Long-Term Incentive Program beginning on page 32.
(3)	Column (i) represents time-vested RSUs granted pursuant to Office Depot’s 2007 Plan for Mr. Schmidt and Ms. Garcia and 2003 Plan for Messrs. Hare and Cosby. The RSUs will vest one-third on each of the first, second and third anniversaries of the grant date, provided that each NEO is continuously employed by Office Depot from the grant date until each such anniversary date.
(4)	Column (l) is computed in accordance with FASB ASC Topic 718 for stock-based compensation. See Notes 1 and 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 26, 2015 regarding assumptions underlying the valuation of equity awards. The grant date fair value of the performance-based equity incentive plan awards are based on the probable outcome at target. These amounts do not correspond to the actual value that will be recognized as income by each of the NEOs when received.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards						Stock Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Named Officers	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roland C. Smith	1,000,000	(1)	500,000		$5.21	11/12/23
							1,199,616	(2)	$6,717,850	1,199,616	(2)	$6,717,850
Stephen Hare	333,333	(1)	166,667		$5.35	12/2/23
							229,533	(3)	$1,285,385	149,533	(3)	$837,385
							211,640	(4)	$1,185,184
Mark Cosby							230,112	(5)	$1,288,627	345,167	(5)	$1,932,935
							264,550	(4)	$1,481,480
Steven Schmidt	150,000	(6)			$7.7100	3/8/17
	200,000	(6)			$9.6380	3/8/17
	105,000	(7)			$5.3400	5/3/18
							159,500	(8)	$893,200
							211,640	(4)	$1,185,184
Elisa D. Garcia	75,000	(9)			$0.8500	3/4/16
	112,500	(9)			$1.0625	3/4/16
	112,500	(6)			$7.7100	3/8/17
	112,500	(6)			$9.6380	3/8/17
	35,466	(10)			$5.1300	6/8/17
	80,000	(7)			$5.3400	5/3/18
							83,600	(8)	$468,160
							72,993	(11)	$408,761	109,489		$613,138
							105,820	(4)	$592,592

(1)	Represents grants of non-qualified stock options awarded to Messrs. Smith and Hare on November 12, 2013 and December 2, 2013, respectively, under the 2007 Plan in connection with commencement of employment with Office Depot. These options vest in three equal installments on the first, second and third anniversaries of the grant date so long as the NEO is continuously employed through those dates.
(2)	On November 13, 2013, Mr. Smith was granted two awards under the 2003 Plan. The first grant consists of 1,199,616 performance shares at target with an eligible payout of up to 150% of the target shares based on the achievement of certain financial measures established by the Compensation Committee for the 2014-2016 performance period. The payout of the performance grant is dependent upon the attainment of the specific metrics established by the Committee. Mr. Smith also received a grant of 1,199,616 time-vested RSUs with a service period ending on November 12, 2016. These grants are intended to cover long-term incentives for 2014 and 2015.
(3)	On December 2, 2013, Mr. Hare was granted two awards under the 2003 Plan. The first grant consists of 149,533 performance shares at target with an eligible payout of up to 150% of the target shares based on the achievement of certain financial measures established by the Committee over the 3-year performance period ending on December 31, 2016 and will cliff vest upon attainment, if any, of the specific performance criteria so long as Mr. Hare is continuously employed by the Office Depot from the grant date through the performance end date. Mr. Hare also received a grant of 229,533 time-vested RSUs with a service period ending on December 2, 2016. These grants were intended to cover long-term incentives for 2014.
(4)	On March 4, 2015, all NEOs, excluding Mr. Smith, were granted two awards as part of the 2015 long-term incentive program. The amounts in the table for the respective NEOs reflect the sum of the two awards. Half of the grant consists of performance stock units at target with an eligible payout of up to 150% of the target shares based on the achievement of certain financial measures established by the Compensation Committee for the fiscal year ending on December 26, 2015. Amounts will cliff vest upon attainment, if any, of the specific performance criteria so long as the NEO is continuously employed by the Office Depot through the third anniversary of the grant date. The other half of the grant consists of time-vested RSUs which vest in three equal installments on the first, second and third anniversaries of the grant date so long as the NEO is continuously employed through those dates.

(5)	On July 21, 2014, in connection with the commencement of Mr. Cosby’s employment with Office Depot, he was granted two awards under the 2003 Plan. The first grant consists of 345,167 performance stock units at target with an eligible payout of up to 150% of the target shares based on the achievement of certain financial measures established by the Compensation Committee over the 3-year cumulative performance period ending on December 31, 2016. Amounts will cliff vest upon attainment, if any, of the specific performance criteria so long as Mr. Cosby is continuously employed by Office Depot through the third anniversary of the grant date. Mr. Cosby received a grant of 345,167 time-vested RSUs with a grant date of July 21, 2014. These RSUs vest in three equal installments on the first, second and third anniversaries of the grant date so long as Mr. Cosby is continuously employed through those dates.
(6)	Represents an annual grant of non-qualified stock options awarded on March 8, 2010 under the 2007 Plan. 50% of the original grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vested in three equal annual installments beginning on the first anniversary of the grant date.
(7)	Represents an annual grant of premium-priced non-qualified stock options awarded on May 3, 2011 under the 2007 Plan which vests in three equal annual installments beginning on the first anniversary of the grant date.
(8)	Represents two annual grants awarded to Mr. Schmidt and Ms. Garcia on February 18, 2013 under the 2007 Plan. The first grant of restricted stock shares is subject to vesting based on a service requirement, and the second grant of RSUs is subject to vesting based on both performance and service requirements. The service component under both awards requires that the shares vest in three equal annual installments beginning on the first anniversary of the grant date. The performance component under the second grant was satisfied based on a financial metric for Office Depot’s 2013 fiscal year.
(9)	Represents an annual grant of non-qualified stock options awarded to Ms. Garcia on March 4, 2009 under the 2007 Plan. 50% of the original grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vested in three equal annual installments beginning on the first anniversary of the grant date.
(10)	Represents new at-the-money non-qualified stock options granted to Ms. Garcia in exchange for old out-of-the-money non-qualified stock options as part of the Offer to Exchange that Office Depot offered to its non-executive officer employees on June 8, 2010 following shareholder approval. Ms. Garcia was not an NEO for 2009 and therefore was eligible to participate in the exchange.
(11)	Represents an annual grant awarded to Ms. Garcia on March 28, 2014 under the 2007 Plan. The first grant of RSUs is subject to vesting based on a service requirement with one-third of the total award vesting on each of the first, second and third anniversaries of the grant date so long as Ms. Garcia is continuously employed through those dates. The second grant of RSUs is subject to vesting based on both performance and service requirements. The performance component under the second grant will be based on a cumulative financial metric for Office Depot’s 2014 – 2016 fiscal years and will vest in one lump sum on the third anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015

Option Exercises and Stock Vested in Fiscal Year 2015

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
		(1)		(2)
Named Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Cosby			115,055	$968,763
Steven Schmidt	85,000	$216,223	214,250	$2,052,040
Elisa D. Garcia			150,514	$1,428,750

(1)	Value of options calculated by multiplying the number of options by the difference between the fair market value of Office Depot common stock on The NASDAQ Global Select Market on the exercise date and the exercise price.
(2)	Value of restricted stock and/or RSUs calculated by multiplying the number of shares by the fair market value of Office Depot common stock on The NASDAQ Global Select Market on the vesting date.

DIRECTOR COMPENSATION

Annual Retainer Fee

The Compensation Committee set the current compensation for the non-management directors at an annual targeted economic value (“annual retainer fee”) of $200,000, with $75,000 to be in the form of cash, payable in equal quarterly installments at the end of each quarter during which the director served; no deferrals of cash payments are permitted by the directors. The remaining $125,000 of the annual retainer fee must be taken in the form of RSUs. The reason why our director compensation program is structured to have the majority of the annual retainer fee payable in equity is to more closely align our directors’ compensation with the interests of our shareholders. The equity payment is typically granted in a lump sum as soon as administratively practicable following the release of election results from the annual shareholder meeting, which is generally held in April, and is automatically deferred and distributed in shares following termination of service on the Board. By granting equity compensation to directors using RSUs, the long-term interest of the directors in the Company is achieved without the additional accounting expenses from the use of a stock option grant.

The Lead Director and Audit Committee Chair each receive additional compensation of $25,000 annually for serving in those roles, the Compensation Committee Chair and Finance & Integration Chair each receive additional compensation of $20,000 annually for serving in their respective roles, and the Corporate Governance and Nominating Committee Chair receives an additional $15,000 annually. The additional compensation for services as the Lead Director or as a committee chair must be taken in the form of RSUs.

The current amount of the annual retainer fee for our non-management directors was approximately at the median compensation of the boards of directors of our Peer Group for fiscal year 2010. Since then, each year the Compensation Committee reviews our directors’ Compensation Program. At its review in December 2015, and based on compensation provided to non-management directors of the Peer Group, no changes were recommended to the dollar amount of the annual retainer fee payable to our non-management directors for 2016.

Director Stock Ownership Guidelines

Directors are required to own five times the directors’ annual cash retainer, or $375,000 (excluding chair retainer fees) in shares of the Company’s common stock. Furthermore, directors must retain 100% of net shares awarded (after shares are disposed of to pay for taxes and acquisition) until termination of their service on the Board.

The Compensation Committee reviews the stock ownership guidelines for our directors annually, with the assistance from its independent compensation committee consultant, to ensure that such guidelines align with best market practices, including the practices of a majority of the Company’s Peer Group, and with management’s ownership guidelines. In addition, the Compensation Committee annually reviews each director’s progress toward meeting the ownership guidelines.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2015

Director Compensation Table for Fiscal Year 2015

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	(1)(2)(3) Stock Awards ($)	(4) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation	(5) Total
						Total Other
Warren Bryant	$75,000	$125,000	—	—	—	—	$200,000
Francesca Ruiz de Luzuriaga	$75,000	$150,000	—	—	—	—	$225,000
Rakesh Gangwal	$75,000	$125,000	—	—	—	—	$200,000
Cynthia T. Jamison	$75,000	$125,000	—	—	—	—	$200,000
V. James Marino	$75,000	$125,000	—	—	—	—	$200,000
Michael J. Massey	$75,000	$125,000	—	—	—	—	$200,000
David Szymanski	$75,000	$145,000	—	—	—	—	$220,000
Nigel Travis	$75,000	$165,000	—	—	—	—	$240,000
Joseph Vassalluzzo	$75,000	$145,000	—	—	—	—	$220,000

(1)	The dollar amounts in column (c) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the FASB Accounting Standards Codification Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual cash value that will be recognized by each of the Directors when received. See Notes 1 and 12 of the consolidated financial statements in Office Depot’s Annual Report filed on Form 10-K for the fiscal year ending December 26, 2015 regarding the underlying assumptions used in the valuation of equity awards.
(2)	The “Equity Compensation Paid to Directors for Fiscal Year 2015” table that follows represents the aggregate grant date fair value of awards of restricted stock granted to our Directors under Office Depot’s LTIP in 2015. Annual awards are calculated by a dollar value that is then translated into restricted stock or RSUs based on the closing stock price on the date of grant.
(3)	As of December 26, 2015, the aggregate number of stock awards, consisting of restricted stock units convertible into shares of Office Depot’s common stock, outstanding for our Directors are set forth as follows: Warren Bryant 243,048, Francesca Ruiz de Luzuriaga 250,727, Rakesh Gangwal 551,874, Cynthia T. Jamison 38,503, V. James Marino 159,652, Michael J. Massey 62,828, David M. Szymanski 248,682, Nigel Travis 83,280, and Joseph S. Vassalluzzo 46,685. All restricted stock units are fully vested as of December 26, 2015, but distribution is deferred until six months following the Director’s separation from service with Office Depot. Please see the table “Equity Compensation Paid to Directors for Fiscal Year 2015” that follows for all equity granted in 2015.
(4)	As of December 26, 2015, the aggregate number of option awards outstanding for our Directors are set forth as follows: Warren Bryant 1,178, Francesca Ruiz de Luzuriaga 12,164, and Rakesh Gangwal 20,667.
(5)	Office Depot Directors receive annual compensation of: (a) $75,000 in cash, prorated for time in position, and (b) the remainder of the annual retainer fees and chair fees, if applicable, in restricted stock as discussed further in the section entitled “Director Compensation” on page 45.

EQUITY COMPENSATION PAID TO DIRECTORS FOR FISCAL YEAR 2015

Equity Compensation Paid to Directors for Fiscal Year 2015

(a)	(b)	(c)	(d)	(e)
Directors	Grant Date	Stock Awards	(1) Grant Date Fair Value of Stock Awards	Total Value of Equity Awards for 2014
Warren Bryant	6/19/15	13,751	$9.09	$125,000
Francesca Ruiz de Luzuriaga	6/19/15	16,502	$9.09	$150,000
Rakesh Gangwal	6/19/15	13,751	$9.09	$125,000
Cynthia T. Jamison	6/19/15	13,751	$9.09	$125,000
V. James Marino	6/19/15	13,751	$9.09	$125,000
Michael J. Massey	6/19/15	13,751	$9.09	$125,000
David Szymanski	6/19/15	15,952	$9.09	$145,000
Nigel Travis	6/19/15	18,152	$9.09	$165,000
Joseph Vassalluzzo	6/19/15	15,952	$9.09	$145,000

(1)	Amounts are determined using the closing stock price of Office Depot’s common stock on the grant date. See footnote 2 in the previous “Director Compensation Table for Fiscal Year 2015” for additional information.

SUMMARY OF EXECUTIVE AGREEMENTS AND POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Overview

This section summarizes the key agreements governing the employment of the Named Executive Officers: Roland C. Smith, Stephen E. Hare, Mark Cosby, Steven Schmidt, and Elisa D. Garcia C. It also summarizes the potential payments that the NEOs stand to receive upon termination or a change in control of the Company. Providing these considerations allows Office Depot to attract top talent in a competitive sector, allows executives to focus on their jobs without distraction, and ensures that critical executives will remain committed to Office Depot’s mission in the event of a change of control.

The receipt of severance benefits are conditioned on the NEO’s agreement to a standard release, as well as continued observance of confidentiality, non-compete, and non-solicitation provisions in their agreements.

Key Definitions

Cause. Generally, “Cause” is defined in this section as any of the following:

•	Willful failure to perform material duties (other than any such failure resulting from incapacity due to physical or mental illness);

•	Willful failure to comply with any valid and legal directive of (as to Mr. Smith) the Board or (as to Mr. Hare, Mr. Cosby, Mr. Schmidt, and Ms. Garcia) the CEO;

•	Engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

•	Embezzlement, misappropriation or fraud, whether or not related to employment with the Company;

•	Conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

•	Willful violation of a material policy of Company; or

•	Material breach of any material obligation in any written agreement with the Company or (as to Mr. Hare and Mr. Cosby) the willful unauthorized disclosure of confidential information.

Change in Control. Generally, “Change in Control” is defined in this section as the following events:

•	Any person, other than an exempt person, is or becomes the “beneficial owner” of greater than 50% (or 20% or more for Mr. Schmidt) of the combined voting power of the outstanding securities of the Company;

•	During any two consecutive year period, individuals whose election by the Board were approved by at least one-half or (as to Mr. Smith) two-thirds of the directors then still in office cease for any reason to constitute a majority of the Board;

•	Consummation of a merger or consolidation of the Company with any other corporation (subject to certain exceptions);

•	Sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale to an exempt person; or

•	Approval by shareholders of a plan of complete liquidation or dissolution of the Company.

For purposes of the change in control agreement currently in effect for Mr. Schmidt, the merger with OfficeMax in November 2013 constituted a Change in Control. On April 7, 2015, the Company amended Mr. Schmidt’s change in control agreement to extend indefinitely the period pursuant to which Mr. Schmidt would be entitled to severance benefits in the event that the Company terminates Mr. Schmidt other than for Cause. See “Agreements with Steven Schmidt as Executive Vice President and President, International.”

Disability. Generally, “Disability” is defined in this section as:

•	Inability, due to physical or mental incapacity, to substantially perform duties and responsibilities for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; or

•	Eligibility to receive long-term disability benefits under the Company’s long-term disability plan.

Under Mr. Hare’s equity compensation agreements, he will only be considered “Disabled” if he has been determined to be eligible to commence benefits under the Company’s long-term disability program.

Good Reason. Generally, “Good Reason” is defined in this section as the occurrence of any of the following during the executive’s employment:

•	Reduction in base salary;

•	Reduction in target bonus opportunity;

•	Relocation of executive’s principal place of employment by more than 25 miles (as to Mr. Smith) or by more than 50 miles (as to other NEOs);

•	Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the employment or compensation agreement; or

•	Material diminution in executive’s authority, duties or responsibilities (other than temporarily due to physical or mental incapacitation).

•	As to the employment agreement for Mr. Smith and the letter agreements for Mr. Cosby and Mr. Hare, “Good Reason” also includes:

•	Any material breach by the Company of any material provision of the executive’s employment agreement.

•	As to the change in control agreement for Mr. Schmidt, “Good Reason” also includes:

•	A material failure to comply with certain provisions of his change in control agreement; and

•	Any purported termination by the Company of Mr. Schmidt’s employment other than as expressly permitted by his change in control agreement.

•	Under the new and legacy “CIC Plan”, “Good Reason” also includes:

•	Material reduction in the aggregate benefits and compensation or material failure to comply with compensation and benefits provisions, as applicable.

•	As to Mr. Smith, “Good Reason” also includes:

•	Non-renewal of executive’s employment agreement by Company;

•	Company’s failure to nominate executive for election to the Board;

•	Company’s removal of executive from the Board other than for Cause,

•	Company’s removal of executive from the position of Chairman of the Board (other than for Cause) unless the New York Stock Exchange or regulatory changes require separation of the positions of Chairman and CEO;

•	Shareholders’ failure to elect or re-elect executive to the Board;

•	Board’s failure to elect or re-elect executive as Chairman of the Board (other than for Cause) unless New York Stock Exchange or regulatory changes require separation of the positions of Chairman and CEO; or

•	Material adverse change in reporting structure.

Executive Agreements

Agreements with Roland C. Smith as Chairman and CEO

Employment Agreement. The company’s Chairman and Chief Executive Officer, Mr. Roland C. Smith, is employed pursuant to the terms of an employment agreement effective November 12, 2013. Pursuant to the terms of the agreement, Mr. Smith is eligible to receive the following:

•	Base salary of $1,400,000 per annum, subject to annual review by the Board for possible increase (but not decrease);

•	Annual target bonus equal to 150% or up to 300% of his base salary starting in 2014, based on achievement of certain performance goals to be established by the Board or the Compensation Committee; and

•	Certain benefits and perquisites.

During fiscal year 2015, Mr. Smith’s salary was $1,400,000 and his bonus target payout was 150% of base salary

Equity Awards. Mr. Smith also holds equity awards granted under the 2003 Plan and 2007 Plan, the material terms of which are described in the Compensation Tables herein.

Agreements with Stephen Hare as Executive Vice President and Chief Financial Officer

Letter Agreement. The Company’s Executive Vice President and Chief Financial Officer, Mr. Stephen Hare, is employed pursuant to the terms of a letter agreement, effective December 2, 2013. Pursuant to the terms of the agreement, Mr. Hare is eligible to receive the following:

•	Base salary of $750,000 per annum, which may be increased from time to time;

•	Lump sum cash initial performance bonus up to $500,000, which would be determined by the Compensation Committee, based upon his achievement of certain performance objectives. In March 2014, Mr. Hare was awarded the initial performance bonus in the sum of $500,000, as the Compensation Committee determined that he had achieved the performance objectives set forth in his Letter Agreement;

•	Annual target bonus equal to 85% or up to 170% of his base salary starting in 2014, based on achievement of performance goals established by the Board or the Compensation Committee;

•	Equity awards on a basis no less favorable than is provided to other similarly situated executives of the Company, starting with the Company’s 2015 fiscal year; and

•	Certain benefits and perquisites.

During fiscal year 2015, Mr. Hare’s salary was $750,000 and his bonus target payout was 85% of base salary.

Equity Awards. Mr. Hare also holds equity awards granted under the 2003 Plan, 2007 Plan and 2015 Plan, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement. Mr.  Hare and the Company are also parties to the CIC Plan, the terms of which are described below.

Agreements with Mark Cosby as President, North America

Letter Agreement. The Company’s President, North America, Mark Cosby, is employed pursuant to the terms of a letter agreement dated July 21, 2014. Pursuant to the terms of the letter agreement, Mr. Cosby is eligible to receive the following:

•	Annual base salary of $850,000, which may be increased from time to time;

•	Sign-on bonus of $500,000 (the terms of which are described in the sign-on bonus agreement referenced herein);

•	Sign-on equity award equal to a value of $1,000,000 based on the closing common stock price on July 21, 2014 and allocated as follows: (i) 50% in restricted stock units which contain only a service condition, with vesting occurring in one-third installments on each of the first three anniversaries of the grant date as long as Mr. Cosby is continuously employed by the Company through each anniversary date, and (ii) 50% in restricted stock units which contain both a performance and a service condition, with performance attainment determined based on the performance metrics approved by the Compensation Committee;

•	Annual equity award equal to a value of $2,500,000 granted on the same terms as the sign-on equity award;

•	Right to participate in the Company’s bonus plans and equity plans for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2015, Mr. Cosby’s salary was $850,000 and his bonus target payout was 100% of base salary.

Equity Awards. Mr. Cosby also holds equity awards granted under the 2003 Plan, 2007 Plan and 2015 Plan, the material terms of which are described in the Compensation Tables herein.

Sign-On Bonus Agreement. On July 21, 2014, the Company also entered into a sign-on bonus agreement with Mr. Cosby. Mr. Cosby is eligible to receive a sign-on bonus in the amount of $500,000, payable following completion of Mr. Cosby’s first ninety (90) days of continuous service. If Mr. Cosby terminates his employment with the Company or is terminated by the Company for misconduct, attendance, job abandonment, resignation, or is otherwise ineligible to work, Mr. Cosby is required to reimburse the Company for 100% of his sign-on bonus within a year of his start date.

Change in Control Agreement. Mr. Cosby and the Company are also parties to the CIC Plan, the terms of which are described below.

Agreements with Steven Schmidt as Executive Vice President and President, International

Letter Agreement. The Company’s Executive Vice President and President, International, Mr. Steven Schmidt, is employed pursuant to the terms of a letter agreement dated July 10, 2007, which was subsequently amended effective January 1, 2013. Pursuant to the terms of the letter agreement, Mr. Schmidt is eligible to receive the following:

•	Base salary of $625,000 per annum, subject to annual review by the Compensation Committee;

•	Right to participate in the company’s bonus plans and equity plans for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2015, Mr. Schmidt’s salary was $675,000 and his bonus target payout was 85% of base salary.

Equity Awards.

Mr. Schmidt also holds equity awards granted under the 2003 Plan, 2007 Plan and 2015 Plan, the material terms of which are described in the Compensation Tables herein.

Retention Agreement. Under the retention agreement between the Company and Mr. Schmidt dated April 7, 2015, Mr. Schmidt would be entitled to a retention payment of $1,000,000, payable in a single lump sum, upon the earlier to occur of the closing date of the Staples merger, the date of termination of the Staples merger, Mr. Schmidt’s termination by the company without cause or March 15, 2016, provided that Mr. Schmidt remains actively employed by the company.

Change in Control Agreement. Mr. Schmidt and the Company are also parties to a change in control agreement dated July 21, 2011, amended on February 21, 2013 and April 7, 2015, the terms of which are described below.

Agreements with Elisa Garcia as Executive Vice President and Chief Legal Officer

Letter Agreement. The Company’s Executive Vice President, Chief Legal Officer and Secretary, Ms. Elisa D. Garcia C., is employed pursuant to the terms of a letter agreement dated May 15, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A. Pursuant to the terms of such letter agreement, Ms. Garcia is eligible to receive the following:

•	Base salary of $440,000 per annum, subject to review by the Compensation Committee;

•	Right to participate in the Company’s bonus plans and equity plans for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2015, Ms. Garcia’s salary was $575,000 and her bonus target payout was 75% of base salary.

Equity Awards.

Ms. Garcia also holds equity awards granted under the 2003 Plan, 2007 Plan and 2015 Plan, the material terms of which are described in the Compensation Tables herein.

Change in Control Agreement. Ms. Garcia and the Company are also parties to a change in control agreement dated December 17, 2010, amended on February  21, 2013, the terms of which are described below.

Benefits Upon Termination or Change in Control Under Executive Agreements

Roland C. Smith

Termination with Cause or without Good Reason. Mr. Smith’s employment is terminable at will by either Mr. Smith or the Company. If Mr. Smith’s employment is terminated because he does not extend his employment agreement, by the Company for “Cause”, by Mr. Smith without “Good Reason”, automatically by Mr. Smith’s death or by the Company due to disability, then Mr. Smith will be eligible to receive:

•	Any accrued but unpaid base salary;

•	Any accrued but unused vacation;

•	Earned but unpaid annual bonus for the most recently completed calendar year;

•	Reimbursement for unreimbursed business expenses; and

•	Any other employee benefits (excluding equity compensation) as to which he may be eligible, (collectively the “Accrued Items”).

Termination without Cause or with Good Reason. If Mr. Smith is terminated without Cause or Mr. Smith terminates his employment for Good Reason, then Mr. Smith will be eligible to receive, subject to certain requirements and on the terms set forth in his agreement, the Accrued Items and:

•	Lump sum payment equal to two times the sum of his base salary and target bonus for the year in which the termination occurs;

•	Pro-rata annual bonus payment calculated based on actual performance for the year of termination; and

•	Reimbursement of COBRA payments for up to 18 months on the terms set forth in his employment agreement.

Treatment of Roland C. Smith’s Equity Compensation. The options granted to Mr. Smith on November 12, 2013 will vest and become exercisable with respect to thirty-three percent of the option shares on each of the first and second anniversaries of the grant date and all remaining option shares on the third anniversary of the grant date. Upon termination of Mr. Smith’s employment, the portion of the option that is unvested on the termination date will be forfeited and cancelled upon termination and the portion of the option that is vested and exercisable will remain exercisable until the earlier of the Expiration Date and the date that is 12 months after the termination date (such earlier date, the “Last Exercisable Date”). However, if Mr. Smith’s employment with the Company and its subsidiaries is terminated in certain circumstances, the option may vest or be forfeited and cancelled on other terms:

•	If Mr. Smith’s employment is terminated for Cause, the option will be cancelled and forfeited upon termination;

•	If Mr. Smith’s employment is terminated due to his death or Disability, the option will fully vest and become exercisable upon termination and will remain exercisable until the Last Exercisable Date;

•	In the event of his involuntary termination of employment without Cause or his termination of employment for Good Reason, in either case prior to the effective date of a Change in Control or more than 12 months after the effective date of a Change in Control, upon termination the option will vest and become exercisable with respect to the portion of the option that is scheduled to vest during the 12-month period following the date of his employment termination, all other unvested portions of the option will be cancelled and forfeited, and the exercisable portions of the option will remain exercisable until the Last Exercisable Date; and

•	In the event of his involuntary termination of employment without Cause or his termination of employment for Good Reason, in either case within 12 months after the effective date of a Change in Control, the option will fully vest and become exercisable upon termination and will remain exercisable until the Last Exercisable Date.

The RSUs granted to Mr. Smith on November 12, 2013 will vest on the third anniversary of the grant date. In general, upon Mr. Smith’s separation from service with the Company and its subsidiaries, the RSUs awarded to him that are unvested on the separation date will be immediately forfeited. However, if Mr. Smith separates from service with the Company and its subsidiaries in certain circumstances, the RSUs may vest on other terms:

•	If Mr. Smith separates due to his death or Disability, the RSUs will vest upon separation;

•	In the event of his separation without Cause or for Good Reason, in either case prior to the effective date of a Change in Control or more than 12 months after the effective date of a Change in Control, upon separation a pro rata portion of the RSUs will vest, calculated as described in the restricted stock unit award agreement;

•	In the event of his involuntary separation without Cause or his separation for Good Reason, in either case within 12 months after the effective date of a Change in Control, the RSUs will fully vest upon the date of separation.

The performance shares granted to Mr. Smith on November 12, 2013 will be subject to the achievement of the performance measures during the performance period ending on December 31, 2016. In general, Mr. Smith will immediately forfeit the performance shares upon his termination of employment prior to the end of the performance period. However, if Mr. Smith’s employment with the Company and its subsidiaries is terminated prior to the end of the performance period due to his death or Disability or without Cause or for Good Reason, Mr. Smith will vest in a pro rata portion of the eligible award (if any), which consists of the number of performance shares that the Committee determines that Mr. Smith is eligible to earn following December 31, 2016, calculated on the basis set forth in his performance share agreement.

Change in Control. The treatment of Mr. Smith in the event of a Change in Control is provided for in the various agreements setting forth the terms of his employment and compensation. Where Mr. Smith is terminated within 12 months following a Change in Control (as defined in his employment agreement, he will receive the same payments as described above in the Termination section for termination without Cause or for Good Reason except that the bonus calculation will be based upon either the year in which the termination occurs or the year immediately preceding the year in which the Change in Control occurs, whichever results in a larger payment.

In the event of a Change in Control, if the option is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the option will become fully vested on the effective date of the Change in Control and shall be cancelled in exchange for a cash payment in an amount equal to (a) the excess of the Fair Market Value (as defined in the 2007 Plan) per share of the Company common stock subject to the option immediately prior to the effective date of the Change in Control over the per share exercise price, multiplied by (b) the number of shares of Company common stock subject to the option.

In the event of a Change in Control, if the RSUs are not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the RSUs shall become fully vested on the effective date of the Change in Control and shall represent the right to receive the applicable Change in Control transaction consideration (if any) on the same basis as holders of Company common stock at the time of payment of the RSUs.

In the event of a Change in Control, (i) with respect to any portion of the Performance Shares associated with Performance Measures that are market-based (as specified in the Performance Share Agreement), performance shall be measured as of the effective date of the Change in Control, and (ii) with respect to any portion of the Performance Shares associated with non-market-based Performance Measures (as specified in the Performance

Share Agreement), performance shall be deemed to be achieved at target. Within 60 days following the effective date of the Change in Control, the Compensation Committee will determine the number of Performance Shares, if any, that Mr. Smith is eligible to earn (the “CIC Award”). The market-based and non-market-based Performance Measures will be set by the Compensation Committee within 90 days after the Effective Date.

In general, Mr. Smith will vest in the CIC Award on the date the Compensation Committee determines the CIC Award provided that he remains continuously employed by the Company or any subsidiary of the Company from the Effective Date through the end of the applicable Performance Period, and he will immediately forfeit the CIC Award upon his termination of such employment prior to the end of the applicable Performance Period. However, if Mr. Smith’s employment with the Company and its subsidiaries is terminated in certain circumstances, the CIC Award may vest or be forfeited on other terms: (i) in the event of Mr. Smith’s involuntary termination of employment without Cause or his termination of employment for Good Reason, in either case within 12 months after the effective date of a Change in Control, he will fully vest in the CIC Award on the date of employment termination; and (ii) in the event of Mr. Smith’s involuntary termination of employment without Cause or his termination of employment for Good Reason, in either case more than 12 months after the effective date of a Change in Control, Mr. Smith will vest in a pro rata portion of the CIC Award (if any), which portion shall be calculated on the basis described in the performance share agreement. However, if in the event of a Change in Control the CIC Award is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the CIC Award shall become fully vested on the effective date of the Change in Control.

Other NEOs

Termination Without Cause or With Good Reason. Pursuant to their individual employment agreements, if (i) Mr. Hare or Mr. Cosby are terminated by the Company without Cause or if they voluntarily terminate their employment with Good Reason or (ii) if Mr. Schmidt or Ms. Garcia are terminated due to no fault of their own, then the Company will pay them the following:

•	18 months of annual base salary in effect on the date of termination;

•	18 times the difference between the Company’s monthly COBRA for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage (except in Mr. Schmidt’s case, he will not receive applicable active employee monthly premium); and

•	Pro-rata annual bonus calculated based on actual performance for the year of termination, payable at the same time as payments are made to other active participants in the annual bonus plan.

Mr. Schmidt and Ms. Garcia are eligible to receive the target annual bonus for the calendar year prior to the year of termination, where that annual bonus has not been paid as of the date of termination. Mr. Hare’s severance benefits are not subject to mitigation or offset of future or potential earnings.

Treatment of Stephen Hare’s Equity Compensation. The options granted to Mr. Hare on December 2, 2013 will vest and become exercisable with respect to thirty-three percent of the option shares on each of the first and second anniversaries of the grant date and with respect to all remaining option shares on the third anniversary of the grant date, provided that Mr. Hare is continuously employed by the Company or any subsidiary from the grant date until each such anniversary date. In addition, Mr. Hare received a grant of RSUs in 2013 and 2015 which vest on the third anniversary of the respective grant date. Generally, upon termination of Mr. Hare’s employment prior to the third anniversary of the grant date, the portions of the option shares and RSU award that are unvested on the termination date will be forfeited and cancelled. The exceptions to this are as follows:

•	If termination is due to death or disability, the option shares and RSUs will vest and become exercisable as to a pro rata portion of the option shares and RSUs; the remainder shall be forfeited.

•	If termination is by the Company without Cause or by Mr. Hare with Good Reason prior to a change in control, the Mr. Hare will vest in a pro rata portion of the option shares and RSUs and the remainder shall be forfeited.

•	If termination is by the Company without cause or by Mr. Hare with Good Reason after a change in control within the period of enhanced severance benefits due to a change in control, the option shares and RSUs will become fully vested and exercisable as to all option shares, to the extent it has not previously vested and become exercisable, on the date of such employment termination.

•	If the termination takes place after a change in control and after the period of enhanced severance benefits, then Mr. Hare will vest in a pro rata portion of the option shares and RSUs and the remainder will be forfeited.

•	Regardless of whether Mr. Hare is terminated, if the option shares or RSUs are not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in a Change in Control, (i) the option shares shall become fully vested on the effective date of the Change in Control and shall be cancelled in connection with such Change in Control in exchange for a cash payment upon such Change in Control and (ii) the RSUs shall become fully vested on the effective date of the Change in Control.

•	If Mr. Hare terminates employment (i) by voluntarily terminating employment after completing at least five years of service, (ii) as a result of an involuntary termination without Cause, resignation for Good Reason, death, or termination on account of Disability, or (iii) due to Retirement (as defined in the 2007 Plan), then the portion of the option shares that is vested and exercisable on the termination date will remain exercisable until the earlier of its expiration date and the date that is 12 months after the termination date; otherwise, the portion of the option that is vested and exercisable on the date of termination will remain exercisable until the earlier of its expiration date and the date that is 90 days after the termination date.

Regarding Mr. Hare’s performance shares, the Committee will determine the number of performance shares, if any, that Mr. Hare is eligible to earn as soon as practicable following December 31, 2016. Upon the Committee’s determination of Mr. Hare’s performance with respect to the performance shares, Mr. Hare will immediately forfeit all performance shares other than his eligible award. To become vested in all or a portion of the eligible award, Mr. Hare must satisfy certain employment requirements. In general, Mr. Hare will vest in the performance stock award on the date the Compensation Committee determines the eligible award if he remains continuously employed by Office Depot or any subsidiary of Office Depot during the performance period, and he will immediately forfeit the performance shares upon his termination of such employment prior to the end of the performance period (December 31, 2016).

If Mr. Hare terminates employment with the Company and its Subsidiaries prior to December 31, 2016 due to death or disability, he will vest in a pro rata portion of his Eligible Award (if any) on the date on which the Committee determines his Eligible Award and will forfeit the remainder of his Eligible Award (if any) on such date. If termination is by the Company without Cause or by Mr. Hare with Good Reason prior to December 31, 2016 and prior to a change in control, Mr. Hare will vest in a pro rata portion of Eligible Award and the remainder of the eligible award (if any) will be forfeited.

In the event of a Change in Control, (i) with respect to any portion of the performance shares associated with performance measures that are market-based (as specified in the agreement), performance shall be measured as of the effective date of the Change in Control, and (ii) with respect to any portion of the performance shares associated with non-market-based performance measures (as specified in his performance share agreement), performance shall be deemed to be achieved at target.

The option shares are subject to transfer restrictions; the RSUs and performance shares may not be transferred. All awards are subject to Mr. Hare’s compliance with the non-competition, confidentiality and non-solicitation covenants in the applicable agreements.

Executive Change in Control Severance Plan

Background. Effective August 1, 2014, the Company adopted a new CIC Plan, to provide severance pay and other benefits to certain eligible NEOs. All non-CEO NEOs except for Mr. Schmidt are covered by this plan as of December 26, 2015.

Applicability. Mark Cosby and Stephen Hare are participating in the CIC Plan. The change in control severance provisions in Elisa Garcia’s individual agreement was triggered on November 5, 2013 with respect to the merger with OfficeMax. She became eligible for participation in the CIC Plan after November 5, 2015 when the provisions in her individual agreement expired.

The severance pay and other benefits payable to an executive after a Change in Control under the CIC Plan will be paid in lieu of, and not in addition to, any severance benefits payable under any executive’s existing offer letter, severance arrangement or other program or agreement on account of the executive’s termination of employment with the Company.

Triggering Events. Pursuant to the CIC Plan, an executive will be eligible to receive certain severance pay and other benefits upon a separation from service that is initiated by (i) the Company other than for Cause; or (ii) the Executive for Good Reason, in either case during the time period commencing on the effective date of a Change in Control and until the earlier of (x) the two-year anniversary of the Change in Control trigger date, or (y) the date of the executive’s separation from service by reason of Disability or death.

An executive will also be eligible to receive certain severance pay and other benefits if their separation from service is initiated by (a) the Company without Cause during the six-month period ending on the Change in Control trigger date at the request of a third party engaging in a transaction or series of transactions that would result in a Change in Control and in contemplation of a Change in Control, or (b) the executive for Good Reason during the six-month period ending on the Change in Control trigger date.

Payments. Under the CIC Plan, qualifying NEOs will be eligible to receive severance pay and other benefits as follows (collectively, the “NEO Severance Benefits”):

i.    Pro-Rata Bonus for Year of Termination. A lump sum cash payment equal to the pro-rata portion of the NEO’s annual cash bonus based on actual achievement of the performance goals applicable for the performance period.

ii.    Prior Year Bonus. If the termination causes the NEO to forfeit payment of the NEO’s annual cash bonus for a completed performance period, a lump sum cash payment equal to the full amount of the annual cash bonus which the NEO would have received based on actual achievement of the performance goals.

iii.    Change In Control Severance Amount. An amount equal to two (2) times the sum of the NEO’s (i) base salary and (ii) Average Annual Bonus (as defined in the CIC Plan).

iv.     COBRA Payment. An amount equal to eighteen (18) times the monthly COBRA premium in effect on the date of the NEO’s separation from service for the type of Company-provided group health plan coverage in effect for the NEO (e.g., family coverage) less the active employee premium for such coverage in effect on the date of the separation from service.

v.    Equity and Long-Term Incentives. Any outstanding equity or long-term compensation grant shall be treated in accordance with the terms of the applicable equity or long-term incentive compensation plan or award agreement under which the grant or award was made.

vi.    Outplacement. Subject to the requirements of Section 409A as described in the CIC Plan, within sixty (60) days following the date of an NEO’s separation from service, the Company will make available a twenty-four (24) month executive outplacement services package for such NEO.

Any payment or benefit received or to be received by an NEO (whether payable under the terms of this CIC Plan or any other plan or arrangement with the Company or its affiliates) that would constitute a “parachute payment” within the meaning of Code Section 280G will be reduced to the extent necessary so that no portion will be subject to any excise tax but only if, by reason of such reduction, the net after-tax benefit received by such NEO exceeds the net after-tax benefit that would be received by such NEO if no reduction was made.

Conditions and Obligations. The receipt of Severance Benefits by an eligible NEO is subject to the execution by the NEO of a release (the “Release”), which contains customary restrictive covenants regarding release of claims against the Company, confidentiality, non-competition (twenty-four (24) months), non-solicitation (twelve (12) months), non-disparagement and cooperation. The Release must be delivered to the Company within the time period specified in the CIC Plan.

Legacy Change in Control Agreement

At the time of the merger with OfficeMax, Steven Schmidt and Elisa Garcia were subject to the Company’s legacy change in control agreement which provided for severance protections for two years from the date of a change of control. Under these legacy change in control agreements, in the event that such executive officer’s employment is terminated by the Company without cause or initiated by the executive officer for good reason on or before November 5, 2015, the legacy change in control agreements provide that the covered executive officers will receive:

•	all vested and accrued, but unpaid, salary and benefits earned through the termination date;

•	a lump-sum cash severance payment equal to two times the sum of (x) the executive officer’s annual base salary including any applicable car allowance and (y) the executive officer’s target annual bonus for the fiscal year in which the date of the termination of employment occurs;

•	an additional cash payment equal to the executive officer’s prorated target annual bonus amount for the fiscal year in which the date of termination of employment occurs;

•	a lump-sum cash payment equal to eighteen times the Company’s monthly COBRA premium for the executive officer in effect on the date of termination of employment; and

•	an executive outplacement services package for a period of 24 months.

On November 5, 2015, the severance protections from the legacy change in control agreement expired with respect to Ms. Garcia. Accordingly, Ms. Garcia’s future treatment will be determined according to the CIC Plan described above.

On April 7, 2015 the Company entered into an amendment to Mr. Schmidt’s change in control agreement, which extended indefinitely the period during which Mr. Schmidt will become entitled to severance benefits in the event that the Company terminates his employment with the Company other than for cause or Mr. Schmidt terminates his employment with the Company for good reason.

TABULAR INFORMATION REGARDING POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The following tables quantify the potential termination and change in control payment amounts assuming a hypothetical triggering event had occurred under each of the NEO employment agreements, change in control agreements and equity plans as of December 26, 2015. The terms and conditions of the post-employment and change in control provisions for each of the NEOs are described in detail above.

Roland C. Smith

	Termination Resulting from Death	Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$2,730,000	$2,730,000	(1)	$—	$—	$—		$—		$—	$—
Benefits
Long-Term Incentive or Performance Plan
2013 Restricted Stock	$6,717,850	$6,717,850	(2)	$—	$—	$4,754,642	(3)	$6,717,850	(2)	$—	$—
2013 Performance Shares	$4,447,891	$4,447,891	(4)	$—	$—	$4,447,891	(4)	$6,717,850	(5)	$—	$—
2013 Stock Options	$195,000	$195,000	(6)	$—	$—	$195,000	(6)	$195,000	(6)	$—	$—
Cash Severance	$—	$—		$—	$—	$9,747,504	(7)	$9,747,504	(8)	$—	$—
Total for Mr. Smith	$14,090,741	$14,090,741		$—	$—	$19,145,037		$23,378,204		$—	$—

(1)	Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. Smith would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.
(2)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason within 12 months following a change in control, Mr. Smith fully vests in his 2013 Restricted Stock Unit Award on the date of his termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(3)	In the event of his separation from service with Office Depot without Cause or for Good Reason, in either case prior to the effective date of a change in control, Mr. Smith will vest in his 2013 Restricted Stock Unit Award, prorated for service performed from the grant date through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(4)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason prior to the effective date of a change in control, Mr. Smith will vest in his 2013 Performance Share Award, prorated for service performed from the beginning of the performance period through his termination date based on actual performance as determined by the Compensation Committee. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60 assuming target performance.
(5)	In the event of his involuntary separation from service with Office Depot without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Smith fully vests in his 2013 Performance Share Award at target on the date of his termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(6)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason, Mr. Smith fully vests in the remaining one-third of his 2013 Nonqualified Stock Option Award on the date of his termination. The amount included in the table reflects the number of options that would vest multiplied by the difference between the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60 and the option exercise price of $5.21.
(7)	Reflects a payment under Mr. Smith’s employment agreement dated November 12, 2013 equal to the sum of: (i) two times the sum of Mr. Smith’s base salary in effect on December 26, 2015 and Mr. Smith’s target annual bonus, (ii) a payment equal to the pro-rata annual bonus for the 2015 performance period based on actual results, and (iii) 18 months of COBRA based on the rate in effect on the date of his termination.
(8)

Reflects a payment under Mr. Smith’s employment agreement dated November 12, 2013 equal to the sum of: (i) two times the sum of: Mr. Smith’s base salary in effect on December 26, 2015 and Mr. Smith’s target annual bonus (or if greater, the year immediately preceding the year in which the Change in Control occurs), (ii) a payment equal to the pro-rata annual bonus for the 2015 performance period based on actual results, and (iii) 18 months of COBRA premiums based on the rate in effect on the date of his termination. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Smith’s employment on December 26, 2015, the total payments for Mr. Smith under the foregoing arrangement equal $23,378,204, including $13,630,700 for the accelerated vesting of his restricted stock, performance shares and stock options. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Smith’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2014, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Smith would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

Stephen Hare

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$828,750	(1)	$828,750	(1)	$—	$—	$—		$—		$—	$—
Benefits
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan
2013 Restricted Stock	$883,922	(3)	$883,922	(3)	$—	$—	$886,270	(3)	$1,285,385	(4)	$—	$—
2013 Performance Shares	$554,433	(5)	$554,433	(5)	$—	$—	$554,433	(5)	$837,385	(6)	$—	$—
2013 Stock Options	$2,626	(7)	$2,626	(7)	$—	$—	$2,854	(7)	$41,667	(8)	$—	$—
2015 Restricted Stock	$592,592	(9)	$592,592	(9)	$—	$—	$—		$241,573	(10)	$—	$—
2015 Performance Shares	$161,274	(11)	$161,274	(11)	$—	$—	$—		$314,054	(10)	$—	$—
Cash Severance	$—		$—		$—	$—	$1,967,563	(12)	$3,617,563	(13)	$—	$—
Total for Mr. Hare	$3,023,597		$3,023,597		$—	$—	$3,411,120		$6,367,627		$—	$—

(1)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Hare is entitled to a pro-rata payment under the 2015 Annual Bonus Plan calculated based on actual performance for the fiscal year in which the termination occurs.
(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)	In the event of his separation from service with Office Depot due to death, Disability, or without Cause or for Good Reason, in either case prior to the effective date of a change in control, Mr. Hare will vest in his 2013 Restricted Stock Unit Award, prorated for service performed from the grant date through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(4)	In the event of his involuntary separation from service with Office Depot without Cause or for Good Reason, in either case within 24 months following a change in control, Mr. Hare fully vests in his 2013 Restricted Stock Unit Award on the date of his termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(5)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason prior to the effective date of a change in control, Mr. Hare will vest in his 2013 Performance Share Award, prorated for service performed from the beginning of the performance period through his termination date based on actual performance as determined by the Compensation Committee. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60 assuming target performance.
(6)	In the event of his involuntary separation from service with Office Depot without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Hare fully vests in his 2013 Performance Share Award at target on the date of his termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(7)

In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason, in either case prior to the effective date of a change in control, Mr. Hare will vest in the unvested portion of his 2013 Nonqualified Stock Option Award, prorated for service performed from the beginning of the grant date through his termination date. The amount included in the table reflects the number of options that would vest multiplied by the difference between the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60 and the option exercise price of $5.35.
(8)	In the event of his involuntary separation from service with Office Depot without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Hare fully vests in the unvested portion of his 2013 Nonqualified Stock Option Award on the date of his termination. The amount included in the table reflects the number of options that would vest multiplied by the difference between the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60 and the option exercise price of $5.35.
(9)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Hare will vest in his 2015 Restricted Stock Unit Award on his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(10)	In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Hare will vest in his 2015 Restricted Stock Unit Award, prorated for service performed from the grant date through his separation date. In the event of a change in control, the service period will be shortened from three years to two years and the prorated award will be based on the two-year service period. In the case of the Performance Stock Unit Award, the same prorated vesting will apply except the number of units received will be based on actual performance for the 2015 fiscal year. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(11)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Hare will vest in his 2015 Performance Stock Unit Award at target, prorated for service performed from the grant date through his separation date based on a three-year service period. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(12)	Reflects a payment under Mr. Hare’s Employment Offer Letter dated December 2, 2013 equal to the sum of: (i) 18 times the sum of Mr. Hare’s monthly base salary in effect on December 26, 2015 and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Hare and his active employee charge for such coverage, and (iii) a pro-rata bonus calculated based on actual performance under Office Depot’s annual bonus plan for the fiscal year in which the termination occurs.
(13)	Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Mr. Hare’s base salary in effect on December 26, 2015 and Mr. Hare’s target annual bonus, (ii) a payment equal to the pro-rata annual bonus for the 2015 performance period based on actual results, and (iii) an amount equal to 18 times the COBRA premium in effect on December 26, 2015 for the type of Office Depot provided group health plan coverage in effect for Mr. Hare less the active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Hare’s employment on December 26, 2015, the total payments for Mr. Hare under the foregoing arrangement equal $6,367,627, including $2,720,064 for the accelerated vesting of his restricted stock, performance shares and stock options. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Hare’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2014, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Hare would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

Mark Cosby

	Termination Resulting from Death		Termination Resulting from Disability		(2) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$1,105,000	(1)	$1,105,000	(1)	$—	$—	$—		$—		$—	$—
Benefits
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan
2014 Restricted Stock	$1,288,627	(3)	$1,288,627	(3)	$—	$—	$—		$1,288,627	(3)	$—	$—
2014 Performance Shares	$924,985	(4)	$924,985	(4)	$—	$—	$—		$924,985	(4)	$—	$—
2015 Restricted Stock	$740,740	(5)	$740,740	(5)	$—	$—	$—		$301,969	(6)	$—	$—
2015 Performance Shares	$201,594	(7)	$201,594	(7)	$—	$—	$—		$392,566	(6)	$—	$—
Cash Severance	$—		$—		$—	$—	$2,393,813	(8)	$4,518,813	(9)	$—	$—
Total for Mr. Cosby	$4,260,946		$4,260,946		$—	$—	$2,393,813		$7,456,960		$—	$—

(1)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Cosby is entitled to a pro-rata payment under the 2015 Annual Bonus Plan calculated based on actual performance for the fiscal year in which the termination occurs.
(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.
(3)	In the event of his separation from service with Office Depot due to death, Disability, or without Cause or for Good Reason, in either case within 24 months following a change in control, Mr. Cosby will fully vest in his 2014 Restricted Stock Unit Award on his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(4)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason, in either case within 24 months following a change in control, Mr. Cosby will vest in his 2014 Performance Share Award at target, prorated for service performed from the grant date through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(5)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Cosby will vest in his 2015 Restricted Stock Unit Award on his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(6)	In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Cosby will vest in his 2015 Restricted Stock Unit Award, prorated for service performed from the grant date through his separation date. In the event of a change in control, the service period will be shortened from three years to two years and the prorated award will be based on the two-year service period. In the case of the Performance Stock Unit Award, the same prorated vesting will apply except the number of units received will be based on actual performance for the 2015 fiscal year. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(7)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Cosby will vest in his 2015 Performance Stock Unit Award at target, prorated for service performed from the grant date through his separation date based on a three-year service period. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(8)	Reflects a payment under Mr. Cosby’s Employment Offer Letter dated July 14, 2014 equal to the sum of: (i) 18 times the sum of Mr. Cosby’s monthly base salary in effect on December 26, 2015 and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Cosby and his active employee charge for such coverage, and (iii) a pro-rata bonus calculated based on actual performance under Office Depot’s annual bonus plan for the fiscal year in which the termination occurs.
(9)

Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of Mr. Cosby’s base salary in effect on December 26, 2015 and Mr. Cosby’s target annual bonus, (ii) a payment equal to the pro-rata annual bonus for the 2015 performance period based on actual results, and (iii) an amount equal to 18 times the monthly COBRA premium in effect on December 26, 2015 for the type of Office Depot provided group health plan coverage in effect for Mr. Cosby less the active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Cosby’s employment on December 26, 2015, the total payments for Mr. Cosby under the foregoing arrangement equal $7,456,960, including $2,908,147 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Cosby’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2014, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Cosby would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

Steven Schmidt(1)

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$573,750	(2)	$573,750	(2)	$—	$—	$—		$—		$—	$410,877	(3)
Benefits
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(4)	$—	$—
Long-Term Incentive or Performance Plan (5)
2013 Restricted Stock	$893,200	(5)	$893,200	(5)	$—	$—	$—		$893,200	(5)	$—	$893,200	(5)
2015 Restricted Stock	$592,592	(6)	$592,592	(6)	$—	$—	$—		$241,573	(7)		$—
2015 Performance Shares	$161,274	(8)	$161,274	(8)	$—	$—	$—		$314,054	(7)	$—	$—
Cash Severance	$—		$—		$—	$—	$3,120,132	(9)	$3,120,132	(9)	$—	$—
Total for Mr. Schmidt	$2,220,816		$2,220,816		$—	$—	$3,120,132		$4,598,959		$—	$1,304,077

(1)	On April 7, 2015, Mr. Schmidt’s change in control agreement was amended to extend the employment period during which Mr. Schmidt will become entitled to severance benefits. As such, Mr. Schmidt is entitled to receive a severance payment resulting from an involuntary termination without Cause or for Good Reason during the change in control period. Equity granted to Mr. Schmidt under the Company’s long-term incentive plans is not covered under his change in control agreement. The treatment of all equity upon a change in control or for a termination following a change in control is addressed separately in the 2007 Plan and/or Mr. Schmidt’s award agreements with the Company.
(2)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Schmidt is entitled to a pro-rata payment under the 2015 Annual Bonus Plan calculated based on actual performance for the fiscal year in which the termination occurs.
(3)	Reflects the minimum annual bonus under Mr. Schmidt’s change in control agreement for the fiscal year provided that he was employed at the end of the 2015 fiscal year. The minimum annual bonus is equal to his highest annual bonus earned under the bonus plan with respect to the 2010, 2011 and 2012 fiscal years. Mr. Schmidt’s highest bonus was earned under the bonus plan during the 2011 fiscal year. The actual bonus earned for the 2015 fiscal year was $573,750 and was earned in lieu of this payment.
(4)	Reflects the value of a 24-month outplacement services package under the Mr. Schmidt’s change in control agreement.
(5)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Schmidt will fully vest in his 2013 Restricted Stock Award on his termination date to the extent not previously vested. This award will also vest to the extent not previously vested upon a change in control without a termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(6)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Schmidt will fully vest in his 2015 Restricted Stock Unit Award on his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(7)

In the event of his separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Mr. Schmidt will vest in his 2015 Restricted Stock Unit Award, prorated for service performed from the grant date through his separation date. In the event of a change in control, the service period will be shortened from three years to two years and the prorated award will be based on the two-year service period. In the case of the Performance Stock Unit Award, the same prorated vesting will apply except the number of units received will be based on actual performance for the 2015 fiscal year. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(8)	In the event of his separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Mr. Schmidt will vest in his 2015 Performance Stock Unit Award at target, prorated for service performed from the grant date through his separation date based on a three-year service period. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(9)	Reflects a payment under Mr. Schmidt’s change in control agreement equal to the sum of: (i) two times the sum of: Mr. Schmidt’s base salary (including car allowance) in effect on December 26, 2015 and Mr. Schmidt’s 2015 target bonus, (ii) Mr. Schmidt’s pro-rated 2015 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 26, 2015 for the type of group health plan coverage in effect for Mr. Schmidt on December 26, 2015. Under the agreement, if his termination is due to death or disability after the change in control, Mr. Schmidt is entitled to his prorated 2015 target bonus, which is $573,750. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Schmidt’s employment on December 26, 2015, the total payments for Mr. Schmidt under the foregoing arrangement equal $4,598,959 including $1,448,827 of the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Schmidt’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2014, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. No reduction in severance payments applies, as Mr. Schmidt’s total payments do not equal or exceed three times his average taxable compensation.

Elisa Garcia

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$560,625	(1)	$560,625	(1)	$—	$—	$—		$—		$—	$—
Benefits
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(2)	$—	$—
Long-Term Incentive or Performance Plan (5)
2013 Restricted Stock	$468,160	(3)	$468,160	(3)	$—	$—	$—		$468,160	(3)	$—	$468,160	(3)
2014 Restricted Stock	$408,761	(4)	$408,761	(4)	$—	$—	$—		$408,761	(4)	$—	$—
2014 Performance Shares	$357,806	(5)	$357,806	(5)	$—	$—	$—		$357,806	(5)	$—	$—
2015 Restricted Stock	$296,296	(6)	$296,296	(6)	$—	$—	$—		$120,786	(7)	$—	$—
2015 Performance Shares	$80,640	(8)	$80,640	(8)	$—	$—	$—		$157,030	(7)	$—	$—
Cash Severance	$—		$—		$—	$—	$1,316,751	(9)	$2,586,904	(10)	$—	$—
Total for Ms. Garcia	$2,172,288		$2,172,288		$—	$—	$1,316,751		$4,129,447		$—	$468,160

(1)	In the event of her separation from service with Office Depot due to death or Disability, Ms. Garcia is entitled to a pro-rata payment under the 2015 Annual Bonus Plan calculated based on actual performance for the fiscal year in which the termination occurs.
(2)	Reflects the value of a 24-month outplacement services package under the CIC Plan.

(3)	In the event of her separation from service with Office Depot due to death or Disability, Ms. Garcia will fully vest in her 2013 Restricted Stock Award on her termination date to the extent not previously vested. This award will also vest to the extent not previously vested single-trigger upon a change in control. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(4)	In the event of her separation from service with Office Depot due to death, Disability, or without Cause or for Good Reason, in either case within 24 months following the effective date of a change in control, Ms. Garcia will fully vest in her 2014 Restricted Stock Unit Award on her termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60
(5)	In the event of her involuntary separation from service with Office Depot due to death or disability, or her separation from service with Office Depot without Cause or for Good Reason, in either case within 24 months following a change in control, Ms. Garcia will partially vest in her 2014 Performance Share Award at target, prorated for service performed from the grant date through her termination date. The amount included in column (f) reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(6)	In the event of her separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Ms. Garcia will vest in her 2015 Restricted Stock Unit Award on her termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(7)	In the event of her separation from service with Office Depot without Cause or for Good Reason within 24 months after the effective date of a change in control, Ms. Garcia will vest in her 2015 Restricted Stock Unit Award, prorated for service performed from the grant date through her separation date. In the event of a change in control, the service period will be shortened from three years to two years and the prorated award will be based on the two-year service period. In the case of the Performance Stock Unit Award, the same prorated vesting will apply except the number of units received will be based on actual performance for the 2015 fiscal year. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(8)	In the event of her separation from service with Office Depot due to death or Disability prior to the effective date of a change in control, Ms. Garcia will vest in her 2015 Performance Stock Unit Award at target, prorated for service performed from the grant date through her separation date based on a three-year service period. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 24, 2015 of $5.60.
(9)	Reflects a payment under Ms. Garcia’s Employment Offer Letter dated May 15, 2007, as amended December 31, 2008, equal to the sum of: (i) 1.5 times her base salary in effect on December 26, 2015, (ii) her 2015 pro-rata bonus at target, and (iii) the product of 18 and the monthly COBRA premium for the type of group health plan coverage in effect for Ms. Garcia on December 26, 2015.
(10)	Reflects a payment under the CIC Plan equal to the sum of: (i) two times the sum of: Ms. Garcia’s base salary in effect on December 26, 2015 and Ms. Garcia’s target annual bonus, (ii) a payment equal to the pro-rata annual bonus for the 2015 performance period based on actual results, and (iii) an amount equal to 18 times the COBRA premium in effect on December 26, 2015 for the type of Office Depot provided group health plan coverage in effect for Ms. Garcia less the active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Ms. Garcia’s employment on December 26, 2015, the total payments for Ms. Garcia under the foregoing arrangement equal $4,129,447, including $1,512,543 for the accelerated vesting of her restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Ms. Garcia’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2014, and if she would receive more on an after-tax basis by reducing the payments than she would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. No reduction in severance payments applies, as Ms. Garcia’s total payments do not equal or exceed three times her average taxable compensation.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes the status of our equity compensation plans at December 26, 2015

	(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	(2) Weighted- average Exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	23,462,859	$1.12	48,557,240
Equity compensation plans not approved by security holders	0	$—	0
Total	23,462,859	$1.12	48,557,240

(1)	The number of shares reported includes 8,425,483 performance stock unites reserved at target where performance attainment has yet to be determined. Shares reserved for issuance under the Company’s equity compensation plan will be adjusted accordingly for a payout other than target.
(2)	The outstanding awards include RSUs, which have no exercise price. Excluding the impact of RSUs, the outstanding options had a weighted-average exercise price of $4.53 per share.

STOCK OWNERSHIP INFORMATION

Our Largest Shareholders; Ownership by Our Directors and Executive Officers

We have provided a stock ownership table below that contains certain information about shareholders whom we believe are the “beneficial” owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our directors, NEOs and our directors and Executive Officers as a group as of June 1, 2016, unless otherwise indicated. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings made with the SEC.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Name of Beneficial Owner	Beneficial Ownership(1)	Beneficial Ownership Percentage(2)
The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.(3) 200 West Street, New York, NY 10282	41,332,800	7.5%
The Vanguard Group(4) 100 Vanguard Blvd., Malvern, PA 19355	35,468,340	6.46%
Blackrock, Inc.(5) 40 East 52nd Street, New York, NY 10022	35,660,018	6.5%
Board of Directors and NEOs(6) Roland C. Smith	2,183,145	*
Warren F. Bryant	23,848	*
Rakesh Gangwal	37,337	*
Cynthia T. Jamison	16,461	*
V. James Marino	13,751	*
Michael J. Massey	0	*
Francesca Ruiz de Luzuriaga	17,773	*
David M. Szymanski	3,806	*
Nigel Travis	192,003	*
Joseph Vassalluzzo	60,034	*
Total of Board of Directors	2,548,158	*
(Office Depot’s NEOs, other than the CEO) Stephen E. Hare, Executive Vice President and CFO	1,195,908	*
Steven Schmidt, President, International	1,146,590
Mark Cosby, President, North America	981,901	*
Elisa D. Garcia C., Executive Vice President and Chief Legal Officer	1,071,170	*
Directors and Executive Officers as a Group (17 Persons in Total)	8,151,555	*

*	Represents beneficial ownership of less than one percent of the issued and outstanding common stock, as of June 1, 2016.
(1)	Includes shares of common stock subject to options exercisable within 60 days of June 1, 2016, if applicable, even though a considerable number of the options are underwater. See “Options Exercisable within 60 days of June 1, 2016” table below for detail. Also included are unvested shares of restricted stock, as to which the holder has voting rights.
(2)	The percentage ownership for all stockholders listed in the table above are based on 551,286,774 shares of common stock outstanding as of June 1, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of June 1, 2016, are not deemed outstanding for purposes of computing the percentage of ownership of any other person.
(3)	The information regarding The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is reported as of December 31, 2015, and was derived from a Schedule 13D filed on February 3, 2016 jointly by the two entities, that reported sole voting power over 0 shares, shared voting power over 41,326,999 shares, shared dispositive power over 41,332,800 shares and sole dispositive power over 0 shares.
(4)	The information regarding The Vanguard Group is reported as of December 31, 2015, and was derived from a Schedule 13G filed on February 11, 2016, that reported sole voting power over 365,532 shares, shared voting power over 26,400 shares, shared dispositive power over 362,127 shares and sole dispositive power over 35,106,213 shares.
(5)	The information regarding BlackRock, Inc. is reported as of December 31, 2015, and was derived from a Schedule 13G filed on January 27, 2016, that reported sole voting power over 31,668,101 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 35,660,018 shares.
(6)	The address for all of our directors and NEOs is c/o Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496. In addition to the information reported in this table, the following directors hold the number of RSUs convertible into shares of Office Depot common stock set forth beside his or her name:

Name	RSUs
Roland C. Smith	1,199,616
Warren F. Bryant	243,048
Rakesh Gangwal	551,874
Cynthia T. Jamison	38,503
Francesca Ruiz de Luzuriaga	250,727
V. James Marino	159,652
Michael J. Massey	62,828
David M. Szymanski	248,682
Nigel Travis	83,280
Joseph Vassalluzzo	46,685

The shares of common stock underlying these RSUs will not be distributed to the directors until some period of time after their separation from Office Depot as directors, pursuant to the terms of their respective restricted stock unit award agreements. Until such distribution, these directors neither have the right to vote, nor the right to dispose of these RSUs.

Options Exercisable within 60 Days of June 1, 2016

The number of options that are or will be exercisable within 60 days of June 1, 2016, for each applicable person named in the table above and for Office Depot’s executive officers and directors as a group is as follows:

Roland C. Smith	1,000,000
Rakesh Gangwal	20,667
V. James Marino	0
David M. Szymanski	0
Joseph Vassalluzzo	0
Francesca Ruiz de Luzuriaga	12,164
All Executive Officers and Directors as a Group (17 Persons)	2,304,080

Warren F. Bryant	1,178
Cynthia T. Jamison	0
Michael J. Massey	0
Nigel Travis	0
Stephen E. Hare	333,333
Mark Cosby	0
Elisa D. Garcia C.	340,466
Steven Schmidt	455,000

Underwater Options

Based on the closing price of Office Depot common stock on June 1, 2016, the following number of options that are or will be exercisable within 60 days of June 1, 2016, for each applicable person named in the table above are out of the money (i.e. underwater):

Roland C. Smith	1,000,000
Rakesh Gangwal	0
Francesca Ruiz de Luzuriaga	0
Warren F. Bryant	0

Elisa D. Garcia C.	340,466
Stephen E. Hare	333,333
Steven Schmidt	455,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of Office Depot’s common stock to file reports of their holdings and transactions of Office Depot common stock with the SEC and The NASDAQ Stock Market. Based on a review of Forms 3, 4 and 5 and any amendments thereto, we believe that each of our executive officers and directors reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal year 2015.

PROPOSAL 3: TO HOLD AN ADVISORY VOTE APPROVING OFFICE DEPOT’S EXECUTIVE COMPENSATION

Background

We are asking shareholders to cast an advisory vote approving the compensation of our NEOs as disclosed in the Executive and Director Compensation, Summary Compensation Table, Summary of Executive Agreements and Potential Payments Upon Change in Control, and Tabular Information Regarding Potential Payments Upon Termination of a Change in Control sections of this proxy statement. While this “Say-on-Pay” vote is advisory and therefore non-binding, Office Depot values the opinions of shareholders and will consider the outcome of the vote when making future executive compensation decisions.

Our Compensation Philosophy and Practices

Fiscal year 2015 was focused on completing the merger transaction with Staples. The Compensation Committee focused on maintaining a compensation plan which addressed the company’s unique needs during the pendency of the proposed merger while fulfilling the desired goals of attracting and retaining qualified individuals and creating long-term value while not incentivizing excessive risk taking. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how the company’s executive compensation program reflects our compensation philosophy during 2015 and describes the decisions made by the Compensation Committee in 2015 in detail.

We believe that Office Depot’s executive compensation programs align the interests of our NEOs with those of our shareholders by tying a significant portion of their compensation to Office Depot’s performance, and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to Office Depot’s long term success.

Effect of “Say-on-Pay” Vote

The Say-on-Pay vote is an advisory vote only. As such, your vote on the company’s executive compensation matters will not be binding on our Board and may not be construed as overruling any decision by the Board or Compensation Committee, nor will it create or imply any additional fiduciary duty of the Board or Compensation Committee. The Compensation Committee and the Board will however, carefully review the Say-on-Pay voting results and seek to determine the causes of any significant negative voting results in an effort to better understand shareholder issues and concerns with our executive compensation. Furthermore, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Shareholders who want to communicate with our Board of Directors or management should refer to the “Communicating with our Board of Directors” section of this proxy statement for additional information.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

COPIES OF FORM 10-K AVAILABLE

We filed our Annual Report on Form 10-K for the year ended December 26, 2015, with the SEC on February 23, 2016, and amended the Form 10-K/A on April 22, 2016. The 2015 Form 10-K, including all exhibits, can be found on the Corporate website investor.officedepot.com under the headings “Company Info/SEC Filings,” and can be downloaded free of charge. We will provide a copy of our 2015 Form 10-K, which includes our consolidated financial statements and notes to our financial statements, free of charge to any shareholder upon written request. Requests should be sent to the Department of Investor Relations at our Corporate offices, 6600 North Military Trail, Boca Raton, FL 33496, 561-438-7878, Investor.Relations@officedepot.com.

2017 SHAREHOLDER PROPOSALS

Any proposal submitted by a shareholder, including nominations of persons for election to the Office Depot board of directors, intended to be presented for consideration at the 2017 annual meeting of shareholders must be received by the Office Depot Corporate Secretary at Office Depot’s corporate offices, 6600 North Military Trail, Boca Raton, FL 33496, Attn: Office of the Chief Legal Officer, on or before 5:00 p.m. (local time) no earlier than the close of business on March 15, 2017, and no later than close of business on April 14, 2017. If Office Depot’s 2017 annual meeting of stockholders is, however, more than 30 days before or more than 60 days after July 13, 2017, such notice must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting and, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by Office Depot. The notice in writing to be delivered to Office Depot’s Corporate Secretary must comply with the provisions of Office Depot’s bylaws.

If you wish to submit a proposal to be presented at Office Depot’s 2017 annual meeting of stockholders and included in the 2017 proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by the Office Depot corporate secretary at Office Depot’s corporate offices no later than February 14, 2017 (120 days before the one-year anniversary of the release date of the 2016 annual meeting proxy statement) or, if Office Depot holds its 2017 annual meeting of stockholders on a date that is not within 30 days of July 13, 2017, no later than a reasonable time before Office Depot begins to print and send its proxy materials for its 2017 annual meeting of stockholders, and otherwise must comply with Securities and Exchange Commission requirements in Proxy Rule 14a-8.

OTHER MATTERS

It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Annual Meeting, it is the intention of the proxy holders to vote in their discretion.

OFFICE DEPOT, INC.

6600 NORTH MILITARY TRAIL

BOCA RATON, FL 33496

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF SUBMITTING YOUR PROXY OVER THE INTERNET OR OR BY TELEPHONE. BOTH OPTIONS ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to view our proxy materials until 11:59 P.M. Eastern Time, on July 12, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time, July 12, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67838-P47895	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    OFFICE DEPOT, INC.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	To elect ten (10) members of the Board of Directors for the term described in this Proxy Statement.

Nominees:	For	Against	Abstain

1a. Roland C. Smith	☐	☐	☐

1b. Warren F. Bryant	☐	☐	☐

1c. Rakesh Gangwal	☐	☐	☐

1d. Cynthia T. Jamison	☐	☐	☐

1e. V. James Marino	☐	☐	☐

1f. Francesca Ruiz de Luzuriaga	☐	☐	☐

1g. Michael J. Massey	☐	☐	☐

1h. David M. Szymanski	☐	☐	☐

		For	Against	Abstain

1i.	Nigel Travis	☐	☐	☐

1j.	Joseph S. Vassalluzzo	☐	☐	☐

2.	Ratification of appointment of Deloitte & Touche LLP as the Company’s independent public accountants.	☐	☐	☐

3.	An advisory vote on executive compensation.	☐	☐	☐

.	Other Matters: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledge(s) receipt prior to the execution of this proxy of a notice of annual meeting of stockholders and a proxy statement dated June 13, 2016.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMITTANCE PASS

2016 ANNUAL MEETING OF STOCKHOLDERS

OFFICE DEPOT, INC.

July 13, 2016

9:00 a.m. Eastern Daylight Time

Boca Raton Marriott

5150 Town Center Circle

Boca Raton, FL 33486-1013

561-392-4600

For Security Reasons, You Must Present This Admittance Pass

In Order To Enter The Meeting.

M67839-P47895

PROXY

OFFICE DEPOT, INC.

6600 NORTH MILITARY TRAIL

BOCA RATON, FL 33496

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Elisa Garcia, Darlene Quashie Henry and Heather Stern as Proxies, each with the power to appoint her substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all the shares of capital stock of Office Depot, Inc. held of record by the undersigned on June 9, 2016 at the Annual Meeting of Stockholders to be held on July 13, 2016, or any postponement or adjournment thereof. All previous proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. TO VOTE BY MAIL, MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(continued on reverse side)